UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ADVANCED DRAINAGE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Stockholders

June [  ], 2020

Dear Stockholder:

I cordially invite you to attend via webcast the 2020 Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company,” “we” or “our”), which will be held on Thursday, July 23, 2020 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/WMS2020. You will not be able to attend the Annual Meeting in person.

Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully. If you participate in the Annual Meeting via the live webcast at www.virtualshareholdermeeting.com/WMS2020, you may revoke your proxy and vote during the Annual Meeting, even if you have previously submitted a proxy.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain stockholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record at the close of business on May 29, 2020. At the same time, we provided those stockholders with access to our online proxy materials and filed our proxy materials with the SEC. We believe furnishing proxy materials to our stockholders on the Internet will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

Stockholders of record at the close of business on May 29, 2020 are entitled to vote at the 2020 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone, the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting via webcast.

Your continuing interest in our Company is greatly appreciated.

Very truly yours,

D. Scott Barbour
President and Chief Executive Officer

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ADVANCED DRAINAGE SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 23, 2020

The Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company”) will be held on Thursday, July 23, 2020 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders.

The purposes of the meeting are:

1. To elect, as described in the proxy statement, four Class I directors nominated for a term to expire at the 2023 Annual Meeting and one Class II director nominated for a term to expire at the 2021 Annual Meeting;

2. To hold a non-binding advisory vote on the compensation for the Company’s named executive officers, as disclosed in the proxy statement;

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2021;

4. To approve amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the Board of Directors (the “Board”) over a three-year period and provide that directors elected on or after the 2021 Annual Meeting serve for one-year terms;

5. To approve amendments to the Company’s Certificate of Incorporation to eliminate provisions requiring supermajority stockholder approval to amend certain provisions of the Certificate of Incorporation and to amend the Bylaws; and

6. To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement. The Board recommends that you vote “FOR ALL” of the nominated directors, “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers, “FOR” the ratification of the Company’s independent registered public accounting firm, “FOR” the proposal to amend the Company’s Certificate of Incorporation to declassify the Board and “FOR” the proposal to amend the Company’s Certificate of Incorporation to eliminate provisions requiring supermajority stockholder approval to amend certain provisions of the Certificate of Incorporation and to amend the Bylaws. The Board knows of no other matters at this time that may be properly brought before the meeting.

Stockholders of record at the close of business on May 29, 2020 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our corporate headquarters, 4640 Trueman Boulevard, Hilliard, Ohio 43026. We will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 9, 2020 to stockholders of record at the close of business on May 29, 2020. The Notice contains instructions on how to access our proxy statement, our fiscal year 2020 Annual Report to Stockholders and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials.

It is important that your common shares be represented at the Annual Meeting whether or not you are personally able to attend via webcast. Our proxy tabulator, Broadridge Financial Solutions, Inc., must receive your proxy card no later than 11:59 p.m., Eastern Time on July 22, 2020.

Please read carefully the sections in the proxy statement on attending via webcast and voting at the Annual Meeting to ensure that you comply with these requirements.

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be held on July 23, 2020: The proxy statement and our annual report on Form 10-K for fiscal year 2020 are available at www.proxyvote.com.

By Order of the Board of Directors

Scott A. Cottrill
Corporate Secretary

Hilliard, Ohio

June [  ], 2020

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PROXY STATEMENT

Advanced Drainage Systems, Inc. (which we refer to as “we,” “us,” “our,” “ADS” or the “Company”) is furnishing this proxy statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the Annual Meeting of Stockholders, to be held via webcast on July 23, 2020 (the “Annual Meeting” or the “2020 Annual Meeting”), or at any adjournment or postponement thereof. A copy of this proxy statement, the proxy card and our Annual Report for the fiscal year ended March 31, 2020 can be found at the web address www.proxyvote.com. We will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 9, 2020 to stockholders of record at the close of business on May 29, 2020. The Notice contains instructions on how to access our proxy statement, our fiscal year 2020 Annual Report to Stockholders and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials. We first sent these proxy materials to our stockholders on or about June 9, 2020.

References in this proxy statement to the Company’s “2021 Annual Meeting,” “2022 Annual Meeting,” and “2023 Annual Meeting” shall mean the annual meeting of stockholders to occur following each of the fiscal years ended March 31, 2021, 2022 and 2023, respectively.

QUESTIONS AND ANSWERS ABOUT

THIS PROXY STATEMENT AND THE ANNUAL MEETING

Who is soliciting my proxy with this Proxy Statement?

The Company is soliciting your proxy in connection with the Company’s 2020 Annual Meeting.

Where and when will the meeting be held?

This year’s meeting will be held on July 23, 2020 and will begin at 10:00 a.m. (Eastern Time). The 2020 Annual Meeting will be held only by means of a live webcast.

What if I wish to attend the meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/WMS2020. The webcast will start at 10:00 a.m. (Eastern Time), on July 23, 2020. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.

Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common shares, are posted at www.virtualshareholdermeeting.com/WMS2020. If you do not have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), you will only be able to listen to the Annual Meeting.

What will be voted on at the meeting?

At the Annual Meeting, stockholders will be asked to approve (i) the election of (a) four Class I directors (Messrs. Barbour, Coleman and Nelson and Ms. Fratto) nominated for terms to expire at the 2023 Annual Meeting and (b) one Class II director (Ms. Chaibi) nominated for a term to expire at the 2021 Annual Meeting, (ii) in a non-binding advisory capacity, the Company’s named executive officer compensation, (iii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2021, (iv) an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the Board over a three-year period, (v) an amendment to the Company’s Certificate of Incorporation to eliminate provisions requiring supermajority stockholder approval to amend certain provisions of the Certificate of Incorporation and to amend the Bylaws, and (vi) to transact such other business as may properly come before the 2020 Annual Meeting or any adjournment or postponement thereof.

Proposals four and five (the “Amendment Proposals”) involve changes to the Company’s Certificate of Incorporation. Each such Amendment Proposal is separate from, and is not conditioned on, the approval of any other Amendment Proposal. A stockholder’s vote on any Amendment Proposal does not affect their vote on any other Amendment Proposal, and a stockholder can vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on any of the Amendment Proposals. If all of the Amendment Proposals are approved by the stockholders, promptly following the Annual Meeting, the Company will file a Certificate of Amendment to the Company’s Certificate of Incorporation, substantially in the form attached as Appendix A (the “Certificate of Amendment”), with the Secretary of State of the State of Delaware. If only some of the Amendment Proposals are approved by the stockholders, the Company will revise the Certificate of Amendment accordingly before filing it with the Secretary of State of the State of Delaware. If none of the Amendment Proposals are approved, the Company will not file the Certificate of Amendment. Promptly following the Annual Meeting, certain provisions of the Company’s Second Amended and Restated Bylaws (the “Bylaws”) will also be amended to reflect the Amendment Proposals that are approved by the stockholders and to reflect majority voting in the election of directors as described below.

What vote standard is required to approve the proposals?

For the proposal to elect four Class I directors and one Class II director, directors are elected by a plurality of the votes cast, which means that the nominees who receive the most “FOR” votes will be elected as directors. Upon completion of the Annual Meeting, the Company’s Bylaws will be amended to provide for majority voting in the election of directors, as more fully described on page 19, effective immediately following the Annual Meeting.

The proposal to approve, in a non-binding advisory capacity, the Company’s named executive officer compensation, and the proposal to ratify the appointment of Deloitte & Touche LLP as Company’s independent registered public accounting firm for fiscal year ending March 31, 2021, each require the affirmative vote of a majority of the shares present or participating by proxy and entitled to vote at the Annual Meeting.

The Amendment Proposals each require the affirmative vote of at least three-fourths of the outstanding shares of the Company’s capital stock entitled to vote in the election of directors.

Who is entitled to vote at the meeting?

The record date for this meeting is May 29, 2020. On that date, the Company had 69,736,654 shares of common stock (“Common Stock”) outstanding and 21,561,296 shares of redeemable convertible preferred stock (the “ESOP Preferred Stock”) outstanding. Holders of our Common Stock and ESOP Preferred Stock are entitled to one vote for each share held as of the May 29, 2020 record date. Holders of our Common Stock and ESOP Preferred Stock will vote as a single class on all matters described in this proxy statement. Stockholders may not cumulate votes in the election of directors.

If I am a stockholder of record of Common Stock, how do I vote?

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares and you may cast your vote by any one of the following ways:

•	By Telephone: Call 1-800-690-6903: You can use any touch-tone telephone. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.
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Over the Internet: Go to www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.

•

By Mail: If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

If I am a beneficial owner of shares of Common Stock held in street name, how do I vote?

If your shares of Common Stock are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the 2020 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

If I am a participant in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan, how do I vote?

If you are a participant in the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and trust (the “ESOP”), you have the right to instruct Fifth Third Bank, as administrative trustee of the ESOP (the “ESOP Trustee”), to vote the shares of ESOP Preferred Stock allocated to your ESOP account. If no instructions are given or if your voting instructions are not received by the deadline shown on the enclosed proxy card, the ESOP Trustee will vote the uninstructed shares in its discretion.

Please note that participants in the ESOP may not vote in person at the meeting, as only the ESOP Trustee is authorized to vote the shares of ESOP Preferred Stock allocated to participants’ accounts.

What if I want to change my vote?

If you want to change your vote, you may revoke your proxy by:

•	Submitting your vote at a later time via the Internet or telephone prior to the 2020 Annual Meeting;
•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or
•	Providing notice in writing before the meeting to: Secretary, Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, Ohio 43026 USA.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

•	FOR the election of the five nominees for Director named on page 7.
•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.
•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2021.
•	FOR the amendment to the Company’s Certificate of Incorporation to declassify its Board of Directors over a three-year period.
•

FOR the amendment to the Company’s Certificate of Incorporation to eliminate provisions requiring supermajority stockholder approval to amend certain provisions of the Certificate of Incorporation and to amend the Bylaws.

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not submit a proxy, you must attend the meeting via webcast in order to vote your shares.

If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2020 Annual Meeting.

If you are a participant in the ESOP and do not instruct Fifth Third Bank, as ESOP Trustee, to vote the shares allocated to your ESOP account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, Fifth Third Bank will vote the uninstructed shares in its discretion.

What should I do if I have questions?

If you have any questions or require any assistance with voting your shares of Common Stock or with respect to instructing the trustee of the ESOP with respect to any shares of ESOP Preferred Stock, please contact Scott A. Cottrill, the Company’s corporate secretary, at (614) 658-0050.

FISCAL YEAR HIGHLIGHTS

BUSINESS PERFORMANCE/FISCAL YEAR ACHIEVEMENTS

The fiscal year ended March 31, 2020 was transformative for ADS. We achieved record financial performance; successfully executed on our commitments and growth strategy; returned over $100 million to stockholders; completed a large, highly strategic acquisition; implemented a new capital structure; and built a strong foundation for our Environmental, Social and Governance (ESG) program. We believe these accomplishments and our continued execution position us well for the future to deliver sustainable, long-term growth.

Additionally, we reaffirmed our commitment to return capital to stockholders by issuing a $75 million special dividend in June 2019. This special dividend enabled ADS to take an important step in winding down the ESOP, set to mature in 2023, at a time of robust growth and financial strength. Since going public in June of 2014, ADS has returned over $170 million to stockholders in the form of dividends and share repurchases through the end of Fiscal 2020.

INFILTRATOR ACQUISITION

On July 31, 2019, we completed the acquisition of Infiltrator Water Technologies (“Infiltrator”), a leading national provider of plastic leach field chambers and systems, septic tanks and accessories, primarily for use in residential applications.  Infiltrator products are used in on-site water treatment systems in the United States and Canada.

This highly strategic acquisition was the natural evolution of more than 15 years of partnership, combining leaders in stormwater and on-site septic wastewater treatment. ADS and Infiltrator have highly complementary businesses with similar go-to-market distribution strategies, innovation and commitment to material science and recycling. Infiltrator operates as a wholly -owned subsidiary of ADS, under the leadership of Roy E. Moore, Jr.  We believe Mr. Moore’s extensive experience and proven successes in the plastics industry, along with the strong Infiltrator leadership team and dedicated production workforce, will contribute to our goal of building the nation’s foremost water management solutions company.

ESG STRATEGIC INITIATIVES

We are committed to integrating quality environmental, social, and governance practices into our business, which we expect will increase the long-term sustainability and resiliency of our business model. In our daily operations, we are dedicated to promoting environmental stewardship through our products and solutions, creating a safe work environment for our employees, while making a positive impact in the communities we serve. We also adhere to strong corporate governance principles by adopting best practices to strengthen our accountability and relationship of trust with our stockholders.

We believe that a sound governance structure can serve as a solid foundation for a successful sustainability program. In fiscal year 2020, we took several key strategic initiatives to institutionalize our governance structure and our oversight of sustainability practices.

We are taking decisive action to improve our corporate governance practices, including several key provisions of our Certificate of Incorporation dealing with the rights of our stockholders, which are on the agenda of this meeting for your approval. These actions include the declassification of the Board to institute annual director elections and the removal of supermajority vote requirements for all but certain limited changes to the Certificate of Incorporation and Bylaws. We also intend to adopt a majority vote standard for uncontested director elections (with a plurality carve-out for contested elections), but that change is not before you for approval at this meeting because the Board may implement such change without stockholder approval. We believe that these changes will enhance our Board’s accountability and improve the rights of our stockholders, which will help us in our efforts to continue to create value over the long term.

In fiscal year 2020, we also made significant strides in building the foundation of our ESG program through:

•	the formation of a Board ESG sub-committee (under the auspices of the nominating and corporate governance committee) responsible for the oversight of sustainability practices;
•	the establishment of processes for collecting and regularly tracking data related to our environmental impacts;

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our review and selection of sustainability reporting standards and frameworks to guide our ESG program development and create business-oriented key performance indicators (KPIs) in alignment with best practice standards;

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our engagement with internal and external stakeholders (investors, customers, and employees) and third parties to assess the perception of our existing practices for the purposes of our ESG program development; and

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the creation of platforms to increase ESG-related disclosures, including increased and improved transparency about our sustainability practices in our sustainability report and the renovation our website to better communicate our ESG efforts.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

PROPOSAL ONE: ELECTION OF DIRECTORS

Director Election Process

Our business and affairs are managed under the direction of our Board. We currently have ten directors. On May 20, 2020, the Board elected to expand the size of the Board to eleven directors and nominated Anesa T. Chaibi to fill the newly created vacancy as a Class II director upon her election and qualification at the 2020 Annual Meeting. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our Board is divided into three classes of directors serving staggered terms of three years each. Generally, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Our directors are currently separated into the following classes:

•	Our Class I directors are D. Scott Barbour, Michael B. Coleman, Tanya Fratto and Carl A. Nelson, Jr.;
•	Our Class II directors are Robert M. Eversole, Alexander R. Fischer and M.A. (Mark) Haney; and
•	Our Class III directors are Ross M. Jones, C. Robert Kidder and Manuel J. Perez de la Mesa.

The terms of our Class I directors are set to expire upon the election and qualification of successor directors at our 2020 Annual Meeting. The terms of our Class II directors are set to expire upon the election and qualification of successor directors at the 2021 Annual Meeting. The terms of our Class III directors are set to expire upon the election and qualification of successor directors at our 2022 Annual Meeting.

As more fully described under “Proposal Four: Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors,” the Board has adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to declassify the Board over a period of three years (“Proposal Four”). If Proposal Four is approved by the stockholders, the directors elected at the 2020 Annual Meeting will serve for a three-year term set to expire upon the election and qualification of successor directors at the 2023 Annual Meeting. At the 2021 Annual Meeting, the terms of the Class II directors will expire upon the election and qualification of successor directors who will serve one-year terms. At the 2022 Annual Meeting, the terms of the Class III directors and those elected at the 2021 Annual Meeting will expire upon the election and qualification of successor directors who will serve one-year terms. At the 2023 Annual Meeting, the terms of the Class I directors and all other directors will expire upon the election and qualification of successor directors who will serve one-year terms.

Any vacancies in our classified Board will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. If Proposal Four is approved by the stockholders, any persons elected to fill a vacancy in the Board left by any directors elected at the 2020 Annual Meeting will serve terms set to expire at the 2023 Annual Meeting. Directors elected by the Board to fill any other vacancies or any additional directorship resulting from an increase in the number of directors will serve a term set to expire at the next annual meeting.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy their oversight responsibilities effectively in light of our business and structure, our Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. We also value the experience that our directors bring from their service on other boards.

2020 Nominees for Election to the Board of Directors

The Class I directors to be elected at the 2020 Annual Meeting will serve a term that expires at the 2023 Annual Meeting. The Class II director to be elected at the 2020 Annual Meeting will serve a term that expires at the 2021 Annual Meeting. The Board has nominated (a) Messrs. Barbour, Coleman and Nelson and Ms. Fratto for re-election as Class I directors at the 2020 Annual Meeting and (b) Ms. Chaibi for election as a Class II director at the 2020 Annual Meeting. Ms. Chaibi's nomination as director was recommended by a third-party search firm. All of the nominees have indicated a willingness to stand for re-election and to serve if re-elected.

The following paragraphs describe the business experience and education of (a) Messrs. Barbour, Coleman and Nelson and Ms. Fratto, who have been nominated for terms expiring at the 2023 Annual Meeting and (b) Ms. Chaibi, who has been nominated for a term expiring at the 2021 Annual Meeting.

D. Scott Barbour. D. Scott Barbour joined us as a director, Chief Executive Officer and President in 2017. Mr. Barbour has over 25 years of experience in the industrials sector. From 1989 until 2016, he worked for Emerson Electric, a global technology and engineering company that provides solutions for customers in industrial, residential and commercial markets as President and CEO of its $4.5 billion Network Power business. Mr. Barbour was responsible for managing major multi-million dollar contract negotiations, leading and implementing a global profitability optimization program, expanding Emerson’s geographic footprint, introducing new product lines, and managing the spin-off and subsequent sale of the Network Power business, now Vertiv. During his tenure at Emerson, Mr. Barbour also held several leadership positions including Group Vice President of Emerson Climate Technologies Group, President, Emerson Climate Technologies Asia Pacific Division, and President, Emerson Climate Technologies Air Conditioning Division. In these roles, Mr. Barbour drove significant technology initiatives, increased profitability and led new product development. Mr. Barbour began his career at Colt Industries, where he worked as a product engineer. Mr. Barbour is a board member of Recreation Unlimited Farm and Fun (Recreation Unlimited) a 501(c)(3) not-for profit organization serving individuals with physical and developmental disabilities and health concerns. Mr. Barbour received his Bachelor of Science in Mechanical Engineering from Southern Methodist University and his Master of Business Administration from the Owen Graduate School of Management, Vanderbilt University. We believe that Mr. Barbour’s extensive leadership experience and substantial business qualifications make him qualified to serve as a member of our Board.

Anesa T. Chaibi. Anesa T. Chaibi is a director nominee in 2020. Since November 2019, Ms. Chaibi has been an industry advisor in the Industrial and Business Services Group with Warburg Pincus, a leading global private equity firm focused on growth investing. Prior to that role, Ms. Chaibi was the Chief Executive Officer and Director of Optimas OE Solutions, LLC (a global provider of integrated supply chain solutions and engineering support), from 2016 to 2019. Previously, Ms. Chaibi served as President and Chief Executive Officer of HD Supply Facilities Maintenance, a division of HD Supply Holdings, Inc. (an industrial supplier), from 2005 to 2015. Prior to this role, Ms. Chaibi held a variety of roles of increasing responsibility within several business units at General Electric from 1989 to 2005. Ms. Chaibi has a B.S. in Chemical Engineering from West Virginia University and an M.B.A. from the Duke University Fuqua School of Business. Additionally, Ms. Chaibi is an NACD Board Leadership Fellow. We believe that Ms. Chaibi's executive leadership experience, experience in manufacturing and corporate governance knowledge make her qualified to serve as a member of our Board.

Michael B. Coleman. Michael B. Coleman became a director in 2018. Mr. Coleman is a partner at Ice Miller and serves as Partner in Charge of the firm's Government Law Group. Mr. Coleman served as Mayor of Columbus, Ohio from 2000 to 2015, the first African-American mayor and the longest-serving mayor in Columbus history. Mr. Coleman’s 25 plus years of experience in public service also includes serving as City Council President for Columbus, Ohio from 1997 to 1999 and as a member of City Council from 1992 to 1999. Prior to his term as Mayor, Mr. Coleman was a partner with the law firm of Schottenstein Zox & Dunn LLP. Mr. Coleman has received numerous national awards and is a frequent public speaker on issues involving economic development, neighborhood revitalization and environmental stewardship. Mr. Coleman has a B.S. in Political Science from the University of Cincinnati and a J.D. from the University of Dayton School of Law. We believe that Mr. Coleman’s significant legal background, his knowledge of economic development, familiarity with state and local contracting matters and his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.

Tanya D. Fratto. Tanya D. Fratto became a director in 2013. Prior to that, Ms. Fratto spent over 30 years with global industrial companies and private equity. She was Chief Executive Officer of Diamond Innovations, Inc., a world-leading manufacturer of industrial diamonds and cubic boron nitride used in oil and gas, infrastructure, automotive, aerospace, and electronics industries. In addition, she enjoyed a successful 20-year career with General Electric. Her experience has ranged from profit and loss ownership, product management and operations, to Six Sigma and supply chain management, spending time in GE Aerospace, GE Plastics, Corporate Sourcing, GE Appliances, and GE Consumer Service. Ms. Fratto holds a BS in Electrical Engineering from the University of South Alabama. She currently sits on the board of Smiths Global Plc, a global technology company; Mondi Group Plc, an international paper and packaging company; and Ashtead Group Plc, an international equipment rental company. We believe that Ms. Fratto’s extensive executive and management experience as well as her experience managing global operations and the insights gained from those experiences make her qualified to serve as a member of our Board.

Carl A. Nelson, Jr. Carl A. Nelson was appointed as a director on August 4, 2016. Mr. Nelson serves on the board of Worthington Industries, a $3 billion diversified metal processing company, where he has been the audit committee chair since 2004 and a member of the executive committee. Mr. Nelson became a director of ADS in 2016 and chairs the Compensation Committee. Mr. Nelson served on the board of Star Leasing Company, a $115 million ESOP owned company that leases semi trailers through nine facilities across seven states.  His term of service on that board ended on March 19, 2018. Prior to his retirement in 2002 after 31 years of service, Mr. Nelson was a partner with Arthur Andersen, LLP, where he served as Managing Partner of the Columbus, Ohio office and was the leader of the firm’s consulting services for the products industry in the United States. Mr. Nelson has taught in the MBA and executive education programs at The Ohio State University and is a member of the Dean’s Advisory Council for the Fisher College of Business at The Ohio State University. Mr. Nelson received his B.S. in Accounting from The Ohio State University and a Masters of Business Administration from the University of Wisconsin and is a Certified Public Accountant (retired). We believe that Mr. Nelson’s public company accounting expertise and his years of experience as a business consultant on a variety of projects involving strategic planning, acquisitions, financial matters and executive coaching make him qualified to serve as a member of our Board.

Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person properly designated. Each nominee recommended by the Board to stockholders was recommended to the Board by the nominating and corporate governance committee.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of Messrs. Barbour, Coleman and Nelson and Mses. Fratto and Chaibi.

Vote Required

The election of directors is by plurality vote of holders of our Common Stock and our ESOP Preferred Stock, voting together as a single class present in person or by proxy at the Annual Meeting and entitled to vote thereon, with the nominees receiving the highest vote totals to be elected as directors. Brokers non-votes and abstentions are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and abstentions shall have no effect on this proposal.

If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Messrs. Barbour, Coleman and Nelson and Mses. Fratto and Chaibi.

If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.

DIRECTORS NOT UP FOR RE-ELECTION

The following paragraphs describe the business experience and education of our Class II and Class III directors (not standing for re-election).

Robert M. Eversole. Robert M. Eversole became a director in 2008. Mr. Eversole is a Managing Partner of Stonehenge Partners, Inc., a private investment capital firm and has been continuously employed as such since 2007.  Prior to joining Stonehenge Partners, Mr. Eversole spent 22 years with Fifth Third Bank, most recently as President and Chief Executive Officer of Central Ohio, and additionally served as Regional President for Fifth Third Bancorp affiliate banks in Western Ohio, Central Florida and Ohio Valley. He also served as a member of the Fifth Third Bancorp Operating Committee. Mr. Eversole currently serves on the boards of directors for certain privately-held companies. Mr. Eversole is a graduate of The Ohio State University and has completed a number of executive education programs. We believe that Mr. Eversole’s extensive background in private equity and commercial banking, his expertise on financial matters and his extensive leadership and management experience make him qualified to serve as a member of our Board.

Alexander R. Fischer. Alexander R. Fischer became a director in 2014. Mr. Fischer has been the President and CEO of the Columbus Partnership, an organization of CEOs focused on civic, philanthropic, education and economic development opportunities in Columbus, Ohio, since 2009. Prior to his role at the Columbus Partnership, Mr. Fischer worked at Battelle Memorial Institute, a science and technology company, from 2002 to 2009, where he served as Senior Vice President for Business and Economic Development, Vice President of Commercialization, and Director of Technology Transfer and Economic Development. Mr. Fischer has also worked in the public sector, as Commissioner of Economic Development, Deputy Governor and the Chief of Staff for the State of Tennessee from 1997 to 2002. In the past, he has served on the boards of directors for a variety of for-profit and not-for-profit organizations, and currently serves on the boards of Nationwide Children’s Hospital, The Ohio State University, and OneColumbus and White Oak Partners. Mr. Fischer graduated from the University of Tennessee with a B.S. in Economics and Public Administration and also received a Master’s of Science in Urban Planning and Economic Development from the University of Tennessee. We believe that Mr. Fischer’s executive management experience, his knowledge of economic development and commercialization and the knowledge he has gained from his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.

M.A. (Mark) Haney. M.A. (Mark) Haney became a director in 2014. Mr. Haney retired in December 2011 from Chevron Phillips Chemical Company LP, a chemical producer, where he served as Executive Vice President of Olefins and Polyolefins from January 2011 until his retirement. From 2008 to 2011, Mr. Haney served as Senior Vice President, Specialties, Aromatics and Styrenics. He also served as Vice President of Polyethylene and President of Performance Pipe. Prior to joining Chevron Phillips Chemical Company, Mr. Haney held numerous management positions with Phillips Petroleum Company. Mr. Haney currently serves on the board of directors of Phillips 66 Partners LP. Mr. Haney attended West Texas University and majored in chemistry. We believe that Mr. Haney’s extensive executive and management experience and his understanding of the petro-chemicals industry and the raw materials used in our products make him qualified to serve as a member of our Board.

Ross M. Jones. Ross M. Jones became a director in 2018. Mr. Jones, a Managing Director at Berkshire Partners since 2000, has over 25 years of private equity experience. During Mr. Jones’ career at Berkshire, he has worked with many companies across a wide range of industries, including advising the Company over a 10-year period prior to its public offering. His prior board experience also includes serving as Chairman of the Board and Nominating & Governance Committee at Bare Escentuals, Inc. and serving as Lead Director and Chairman of the Nominating & Governance and Compensation Committees at Carter’s, Inc., as well as current or former board positions on private companies Asurion Corp., Melissa & Doug and Torres Unidas. Before joining Berkshire Partners, Mr. Jones worked at a start-up merchant bank, Bain & Co. and in the Investment Banking Division of Morgan Stanley & Co. Mr. Jones has a B.A. from Dartmouth College and a M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Jones’ substantial business experience and extensive knowledge of financial services make him qualified to serve as a member of our Board.

C. Robert Kidder. C. Robert Kidder became a director in 2014. Mr. Kidder also serves as the Chairman of our Board and from 2014 to 2017 served as the Lead Independent Director on our Board. Mr. Kidder served as Chairman and Chief Executive Officer of 3Stone Advisors LLC, a private investment firm, from 2006 to 2011, and as non-executive Chairman of the Board of Chrysler Group LLC from 2009 to 2011. He was a Principal at Stonehenge Partners, Inc., a private investment firm, from 2004 to 2006. Mr. Kidder served as President of Borden Capital, Inc., a company that provided financial and strategic advice to the Borden family of companies, from 2001 to 2003. He was Chairman of the Board from 1995 to 2004 and Chief Executive Officer from 1995 to 2002 of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company. Mr. Kidder was Chairman and Chief Executive Officer and President of Duracell International Inc. Prior to joining Duracell International Inc., Mr. Kidder worked in planning and development at Dart Industries and as a management consultant with McKinsey & Co. Mr. Kidder currently serves on the board of directors of Microvi Biotech Inc. and previously served on the boards of directors of Morgan Stanley from 1997 to 2015, Schering-Plough Corporation from 2005 to 2009 and Merck and Co., Inc. from 2005 to 2017. Mr. Kidder earned a B.S. in industrial engineering from the University of Michigan and a graduate degree in industrial economics from Iowa State University. We believe Mr. Kidder’s extensive financial and senior executive experience, including in business development, operations and strategic planning, as well as knowledge he has gained through his directorship service at other public companies, make him qualified to serve as a member of our Board.

Manuel Perez de la Mesa. Manuel J. Perez de la Mesa became a director in 2019. Mr. Perez de la Mesa was the President and Chief Executive Officer of Pool Corporation from 2001 until 2018, from 1999 to 2001 he served as the President and Chief Operating Officer. Pool Corporation is global wholesale distributor of swimming pool equipment, parts and supplies, and related outdoor living products. He now serves as Vice Chairman on the board of directors.  Prior to leading Pool Corporation, he gained extensive, financial and operations management experience with a  number of companies, including Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corporation from 1982 to 1987,Corp., and Sea-Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982. Mr. Perez de la Mesa is lead director of BCPE Empire Topco, Inc., the parent company of Imperial Dade; Chairman of Bution Holdings 1, LLC., the parent company of ORS Medco; and a board member of Hamilton HoldCo, LLC, the U.S. subsidiary of the Reece Group, a leading distributor of plumbing, waterworks and HVAC R products in Australia and New Zealand; and AEA TCBP Holdings LP, a distributor of glass and plastic rigid packaging in North America, parent company of TricorBraun. He served on ARC Document Solutions, Inc.'s board of directors from 2004 until 2018. Mr. Perez de la Mesa holds a B.A. in Business Administration from Florida International University and a Master of Business Administration from St. John's University. We believe Mr. Perez de la Mesa's strong industrial distribution background, strategic planning, international operations and extensive general, financial and executive management experience make him qualified to serve as a member of our Board.

BOARD OVERSIGHT RESPONSIBILITIES

The entire Board is engaged in risk management oversight. At the present time, our Board has not established a separate committee to facilitate its risk oversight responsibilities. Our Board expects to continue to monitor and assess whether such a committee would be appropriate. The audit committee assists our Board in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. Our Board will receive regular reports from management, as well as from the audit committee, regarding relevant risks and the actions taken by management to address those risks.

BOARD INDEPENDENCE

Our common stock has been listed on the New York Stock Exchange, or NYSE, under the symbol “WMS” since July 25, 2014. Under the rules of the NYSE, independent directors must comprise a majority of our Board within a specified period after the completion of our initial public offering (“IPO”). In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, our Board, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

In fiscal year 2020, our Board undertook a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has determined that none of our directors except for Mr. Barbour has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors, other than Mr. Barbour, is “independent” as that term is defined under the rules of the NYSE.

Except as otherwise described below, our Board has determined that those directors who serve on our audit committee, compensation and management development committee and nominating and corporate governance committee satisfy the independence standards for those committees established by the rules of the NYSE and (in the case of the audit committee) the applicable SEC rules. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

DIRECTOR SKILLS, QUALIFICATIONS AND EXPERIENCE

In our process for assessing the composition of the Board, we strive to maintain a diverse and dynamic Board that combines an appropriate mix in business, strategic, and financial skills, as well as independence, integrity and time availability.

Our directors bring a wealth of knowledge and expertise to the Board, including skills and experiences that are relevant for our strategy development and long-term sustainable performance. As illustrated in the bios of our directors, many of them have extensive leadership experience, with several of having served as CEOs of public companies and experiences in mergers and acquisitions, strategic planning, and operations. Further, several of our Board members have direct knowledge and experience related in the industrial sector both in terms of technical knowledge and in relation to the markets we operate. Additional skills and backgrounds of our directors that bring significant value to our Board include legal expertise, audit and accounting, public policy and government contracting, and international operations.

BOARD DIVERSITY AND RENEWAL

The nominating and corporate governance committee considers Board diversity and Board renewal as two fundamental components for ensuring dynamism and quality in the composition of the Board. We believe that diversity of viewpoints, backgrounds, and experiences can improve the Board's ability to engage with management, while regular renewal and a balance of tenure at the Board can help revitalize this diversity. The nominating and corporate governance committee considers multiple dimensions of diversity among members, including professional skills and experiences, industry knowledge, subject matter expertise, gender, race, and age. The director nomination process allows for the Board to design recruitment procedures that meet the Board's and the Company's strategic priorities at a given point in time. Our annual Board self-evaluation process serves as an effective mechanism for monitoring the need for Board refreshment.

BOARD AND DIRECTOR EVALUATION PROCESS

We believe that a robust Board evaluation process is critical to maintaining an effective and dynamic Board. Our nominating and corporate governance committee authorizes our Board Chair to conduct an annual evaluation of the overall performance of the Board and each of its members. In addition, each committee conducts an annual performance evaluation. These performance evaluations, along with an assessment of the Board’s compliance with Corporate Governance principles as well as areas of potential improvement, are presented to the Board in a report annually.

Our Board’s annual self-evaluation process allows us to assess the effectiveness of the Board in fulfilling its duties and responsibilities related to strategy development, the review of business plans, and the monitoring of operational and financial performance and compliance with laws and regulations. In addition, the annual self-evaluation process gives the Board an opportunity to review the effectiveness of the administrative process, such as the number and duration of Board meetings, the amount, quality, and timing of information that directors receive, and the agenda and conduct at Board meetings. Further, the annual evaluation helps the Board assess its strategic needs related to Board size, Board composition, Board renewal, and relevant skills and expertise.

REVIEW OF DIRECTOR NOMINEES

Our nominating and corporate governance committee maintains a rigorous director nomination process, which allows us to identify potential nominees based on a set of criteria developed in accordance with our strategic needs at the time of recruitment. In identifying and evaluating director candidates, the nominating and corporate governance committee first considers the Company’s developing needs and desired characteristics of a new director, as determined from time to time by the nominating and corporate governance committee.

In the recruitment process, the nominating and corporate governance committee, with the assistance of independent advisers as needed, assesses the strategic needs of the Board in terms of backgrounds and qualifications, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs. This process is supplemental to the annual Board evaluation process and helps our Board make recruitment and succession planning decisions that sustain and improve its capacity, diversity, and independence.

BOARD MEETINGS AND ATTENDANCE

During fiscal year 2020, the Board met six times. Each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with the Company’s Corporate Governance Guidelines, the Directors are encouraged to attend the annual meetings of stockholders. Nine directors as of the 2019 annual meeting of stockholders attended the meeting.

COMMITTEES OF THE BOARD

Our Board has established an audit committee, a compensation and management development committee, a nominating and corporate governance committee, an executive committee and a stock repurchase committee, each of which has the composition and responsibilities described below. Our Board has adopted written charters for the audit committee, the compensation and management development committee and the nominating and corporate governance committee that comply with current federal law and applicable NYSE rules relating to corporate governance matters, which charters are available on our website (www.ads-pipe.com). Our Board may also establish from time to time any other committees that it deems necessary or desirable.

Audit Committee

Our audit committee is comprised of Messrs. Coleman, Eversole, Fischer and Ms. Fratto, with Mr. Eversole serving as the chairperson of the audit committee. Our audit committee met seven times in fiscal year 2020. All of the members of the audit committee are financially literate and have accounting or related financial management expertise within the meaning of the rules of the NYSE. Our Board has determined that Mr. Eversole qualifies as an “audit committee financial expert,” as that term is defined under the Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Our audit committee is responsible for, among other things:

•	reviewing and approving the selection of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and
•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation and Management Development Committee

Our compensation and management development committee is comprised of Messrs. Haney, Kidder, Nelson and Perez de la Mesa and met five times in fiscal year 2020. Mr. Nelson is the chairperson of our compensation and management development committee. Our compensation and management development committee is responsible for, among other things:

•	overseeing our compensation policies, plans, and benefit programs;
•

reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	reviewing the succession planning for our executive officers;
•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and
•	administrating our equity compensation plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Fischer, Jones and Kidder and Ms. Fratto and met six times in fiscal year 2020. Mr. Fischer is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;
•	overseeing the evaluation of our Board and management;
•	recommending members for each Board committee to our Board; and
•	overseeing a sub-committee focused on the Company’s ESG initiatives.

In identifying and evaluating director candidates, the nominating and corporate governance committee first considers the Company’s developing needs and desired characteristics of a new director, as determined from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee then considers various candidate attributes, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs.

The nominating and corporate governance committee will also consider director candidates recommended by Company security holders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a Company security holder.

Security holders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting a written recommendation to the nominating and corporate governance committee c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer and must meet the deadlines and other requirements set forth in the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. Based on the current date of the 2020 Annual Meeting, a proposal for the 2021 Annual Meeting must be delivered no earlier than March 25, 2021 or later than April 24, 2021 to be timely. Each written recommendation must set forth, among other information as described more fully in the Company’s Bylaws:

•	the name and address of the Company security holder(s) on whose behalf the recommendation is being made;
•

the class or series and number of shares of Company stock that are, directly or indirectly, owned of record or beneficially owned by such security holder(s) on whose behalf the recommendation is being made as of the date of the written recommendation;

•	the proposed director candidate’s full legal name, age, business address and residential address;
•	a description of the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;
•	complete biographical information for the proposed director candidate;
•	a description of the proposed candidate’s qualifications as a director;
•	the class and number of shares of Company stock that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and
•

any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

If a proposed director candidate is recommended by a security holder in accordance with the procedural requirements discussed above, the Chief Executive Officer will provide the foregoing information to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by the Company’s stockholders.

Executive Committee

Our executive committee is comprised of the Chairman of the Board and the Chairperson of each of the audit, compensation and nominating and corporate governance committees. The executive committee meets between meetings of our Board, as needed, and has the power to exercise all the powers and authority of our Board with respect to matters delegated to the executive committee by our Board, except for the limitations under Section 141(c) of the Delaware General Corporation Law and/or applicable limitations under our organizational documents.

Stock Repurchase Committee

Our stock repurchase committee is comprised of Messrs. Kidder and Eversole. Our stock repurchase committee is responsible for, among other things:

•	administering the Company’s stock repurchase program (the “Repurchase Program”);
•	otherwise approving any repurchase under the Repurchase Program as so recommended by the Company’s Chief Executive Officer, or any other such officer designated by him in writing; and
•	taking such other actions with regard to the oversight of the Repurchase Program as the committee determines to be necessary, desirable or appropriate.

The stock repurchase committee did not meet in fiscal year 2020.

BOARD LEADERSHIP

Our Board does not have a formal policy on whether the roles of Chairman of our Board and Chief Executive Officer of the Company should be separate or combined and has the flexibility to decide which structure is in the best interests of our stockholders. While the positions of the Chairman and Chief Executive Officer have historically been combined, we believe that our stockholders are best served by separate Chairman and CEO roles. D. Scott Barbour serves as the Chief Executive Officer, and C. Robert Kidder serves as the Chairman of the Board.

A number of factors support the separate leadership structure chosen by the Board. Separate Chairman and CEO roles promote balance between the Board’s independent authority to oversee the Company’s business and the CEO’s management team, which manages the business on a day-to-day basis. Separation of the Chairman and CEO roles allows Mr. Barbour to focus his time and energy on operating and managing the Company and leverages the experience and perspectives of Mr. Kidder, who previously served as Lead Independent Director of the Board and currently presides over executive sessions of the Board. Separating the Chairman and CEO roles fosters accountability, creates an environment that is more conducive to objective evaluation of management’s performance and enhances the effectiveness of the Board as a whole. Separating these positions allows Mr. Kidder to focus on the general policy of the Company and lead the Board in its fundamental role of providing oversight and advice while also allowing Mr. Barbour to streamline his duties as CEO and attain a comprehensive focus on the Company’s day-to-day business operations. For these reasons, having two separate positions is the appropriate leadership structure for the Company at this time.

Our Board recognizes that depending on future circumstances, other leadership models may become more suitable in addressing the interests of our stockholders. Accordingly, our Board will periodically review its leadership structure.

DIRECTOR COMPENSATION

In fiscal year 2020, with the assistance of Willis Towers Watson, we revised the structure of our Board compensation.  Below is a summary of the new program design.

Cash Retainer

As part of the compensation program revision in fiscal year 2020, the annual cash retainer paid to each non-employee director was increased from $75,000 to $85,000, while the program design related to compensating Board members separately for their membership on committees was eliminated.

The chair of each committee of our Board continues to receive an additional cash retainer. Beginning in fiscal year 2020, the chair of the compensation and management development committee and the chair of the nominating and corporate governance committee each receives an annual cash retainer of $15,000 (increased from $13,500) and $10,000 (no change), respectively. The annual cash retainer for the chair of our audit committee for serving in that capacity has remained $35,000. For his service as Chairman of the Board and lead independent director during fiscal year 2020, Mr. Kidder was paid $90,000. None of our directors receive meeting fees in addition to these retainers.

Stock Awards and Stock in Lieu of Cash Retainer

Beginning in fiscal year 2020, each non-employee director received shares of restricted stock in an amount equal to $100,000 (increased from $75,000) at the date of grant that will vest on the one-year anniversary of the grant date, subject to cancellation and forfeiture of unvested shares upon termination of service with our Board (the “Director Stock Awards”). Such shares would be issued pursuant to the 2017 Omnibus Incentive Plan.

Each non-employee director is also provided the option to receive their annual cash retainer of $85,000 in the form of shares of restricted stock under the 2017 Omnibus Incentive Plan in an amount equal to $85,000 (“Stock in Lieu of Cash Awards”), subject to the same vesting parameters as the Director Stock Awards. For fiscal year 2020, Messrs. Nelson, Jones, Eversole and Perez de la Mesa elected to receive Stock in Lieu of Cash Awards.

Director Stock Awards and Stock in Lieu of Cash Awards are to be made on the date of the annual meeting of the Company’s stockholders, are valued as of the grant date and are subject to forfeiture in the event that the Director ceases to serve as a Director during the one-year vesting period.

Expense Reimbursement

Non-employee directors will also continue to receive reimbursement of all reasonable travel and other expenses for attending meetings of our Board or other Company-related functions.

Fiscal Year 2020 Director Compensation

The following table summarizes the total compensation earned by each of our directors for fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(9)	All Other Compensation ($)	Total ($)

D. Scott Barbour	—	—	—	—
Robert M. Eversole (1)	35,000	185,006	—	220,006
Tanya Fratto (2)	85,000	100,024	—	185,024
Richard A. Rosenthal (2)(7)	35,147	—	—	35,147
Alexander R. Fischer (3)	91,667	100,024	—	191,691
M.A. (Mark) Haney (2)	85,000	100,024	—	185,024
C. Robert Kidder (4)	175,000	130,012	—	305,012
Abigail S. Wexner (3)(7)	39,583	—	—	39,583
Carl A. Nelson, Jr. (5)	15,000	185,006	—	200,006
Michael B. Coleman (2)	85,000	100,024	—	185,024
Ross M. Jones (2)	—	185,006	—	185,006
Manuel J. Perez de la Mesa (2)	—	185,006	—	185,006

(1)	Represents quarterly payments of annual retainer for membership on our Board as well as chairperson of the audit committee.
(2)	Represents quarterly payments of annual retainer for membership on our Board.
(3)	Represents quarterly payment of annual retainer for membership on our Board and for serving as chairperson of the nominating and corporate governance committee.
(4)	Represents quarterly payment of annual retainer for serving as chairman and member of our Board and serving as our lead independent director.
(5)	Represents quarterly payments of annual retainer for membership on our Board, as well as for serving as chairperson of compensation and management development committee.
(6)

Each of Messrs. Rosenthal, Nelson, Jones, Perez de la Mesa, Eversole, and Mrs. Wexner elected to receive shares of restricted stock in lieu of their $85,000 annual retainer paid in cash for membership on our board of directors. See above under "— Stock Awards and Stock in Lieu of Cash Retainer." The number of shares of common stock granted in lieu of cash compensation will be based on the aggregate grant date fair value of our common stock computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. These awards will be made on the date of the annual meeting of the Company's stockholders. The awards will be valued as of the grant date and will vest on the one-year anniversary of the grant date.

(7)	Mr. Rosenthal and Ms. Wexner did not stand for re-election at the 2019 Annual Meeting, at which time their terms as directors expired.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our compensation and management development committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

DIRECTOR STOCK OWNERSHIP POLICY

To encourage equity ownership among non-employee directors, our Board has adopted stock ownership guidelines applicable to all non-employee directors. Under the stock ownership guidelines, each non-employee director is expected to own Common Stock having a value of at least three times their annual cash retainer. The non-employee directors have five years from the later of the completion of our IPO or the date of their election to fulfill this ownership requirement. The stock ownership guidelines require each non-employee director to retain all shares received, net of shares sold for tax purposes, until the ownership requirements are met.

DIRECTORS' SERVICE ON OTHER PUBLIC BOARDS

After first becoming a director of the Company, without the specific approval from the Board, no director may accept an invitation to serve on another public company board or any committee thereof. No director may sit on the board of any competitor of the Company in its principal lines of business to the extent that any such service would constitute a violation of U.S. antitrust law.

As part of our annual Board evaluation process described above, we regularly review each director's ability to continue to contribute to the Board considering other commitments. Based on our assessment, we believe that our directors’ other commitments do not prevent them from sufficiently fulfilling their duties at our Board.

ENGAGEMENT WITH STOCKHOLDERS AND GOVERNANCE IMPROVEMENTS

Our commitment to good governance practices extends to building trusting relationships and partnerships with our stockholders through continued engagement and accountability.

Our engagement with our stockholders serves a crucial role in preserving a robust and effective corporate governance program that serves their long-term interests and positions us for sustainable growth. We engage with our stockholders regularly to understand their perspective and to ensure that our practices are aligned with expectations. Over the past year, we engaged with investors representing approximately 40 percent of our stockholder base around the effectiveness of our corporate governance program and our sustainability efforts.

As a result of our internal review of our governance practices and the feedback we receive during this outreach to investors, our Board approved enhancements to our corporate governance program that are up for a vote at this Annual meeting, including the proposal to declassify the Board and the reduction of the supermajority vote requirements for certain charter and bylaws changes. We also intend to adopt a majority vote standard for uncontested director elections (with a plurality carve-out for contested elections), but that change is not before the stockholders for approval at this meeting because the Board may implement such change without stockholder approval. We continue to value the views of our stockholders as we strive for continuous improvement across our corporate governance practices and processes.

SUSTAINABILITY OVERSIGHT

In 2019, the Company established an informal sub-committee of the Nominating and Corporate Governance Committee that is referred to as the ESG sub-committee, chaired by Mr. Fischer and with participation from other members of the Board, including Messrs. Coleman and Barbour, to develop and review ADS’ corporate citizenship and sustainability programs as well as our environmental, employee health & safety, and business ethics policies. The ESG sub-committee periodically reviews the Company’s sustainability strategy and performance, including, but not limited to, material environmental, social, and governance (ESG) trends and related long- and short-term Company impacts, as well as the Company’s ESG reporting and disclosure practices.

As discussed above, with the support and guidance of the ESG sub-committee, in the first few months of the committee’s existence, we took important steps to set the foundation for an effective oversight of our sustainability practices, including the establishment of processes for collecting and regularly tracking data related to our environmental impacts, our review and selection of sustainability reporting standards, and the creation of business-oriented key performance indicators in alignment with best practice standards.

CERTAIN INFORMATION REGARDING OUR DIRECTORS AND NOMINEES

The name and age of each director and nominee and the positions held by each of them as of the date of this proxy statement are as follows:

Name	Age	Class	Position(s)
D. Scott Barbour	58	Class I	Director, President and Chief Executive Officer
Anesa T. Chaibi[1]	54	Class II	Director
Michael B. Coleman	65	Class I	Director
Robert M. Eversole	58	Class II	Director
Alexander R. Fischer	53	Class II	Director
Tanya Fratto	59	Class I	Director
M.A. (Mark) Haney	65	Class II	Director
Ross M. Jones	55	Class III	Director
C. Robert Kidder	75	Class III	Chairman of the Board of Directors, Director
Carl A. Nelson, Jr.	75	Class I	Director

Name	Age	Class	Position(s)
D. Scott Barbour	58	Class I	Director, President and Chief Executive Officer
Manuel J. Perez de la Mesa	63	Class III	Director

(1)Ms. Chaibi is a nominee for election at the Annual Meeting and is not a current member of our Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company. Our Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices. A copy of our Corporate Governance Guidelines is available on our website at www.ads-pipe.com.

Majority Voting Standard for Directors

As described above, the Company’s directors are currently elected by plurality vote, which means that the nominees for election who receive the most “FOR” votes are elected to the Board until all of the seats up for election are filled. The Company’s plurality voting structure allows stockholders to indicate their disapproval for one or more directors by voting “ABSTAIN” or “AGAINST” such director, but, as a practical matter, this has no legal effect on the election of directors in an uncontested election (i.e., when there are an equal number of nominees as there are seats on the Board up for election), as long as such director receives at least one vote “FOR” his or her election.

In response to growing investor concern about the lack of accountability inherent in plurality voting, and in an effort to increase the accountability of each director to the Company’s stockholders, the Company’s Bylaws will be amended to implement a majority voting standard for director elections effective immediately following the 2020 Annual Meeting. Following the 2020 Annual Meeting, in uncontested elections, an incumbent director nominee that receives more votes “AGAINST” than “FOR” his or her election must promptly tender a resignation to the Board. Upon receipt of a tendered resignation, the Board will decide whether to accept or reject the resignation, and must publicly disclose its decision within ninety (90) days of the date of the election. If a director’s resignation is not accepted by the Board, such director will continue to serve on the Board until the next annual meeting and until his or her successor is duly elected or until his or her earlier resignation, removal or death. Under the new majority voting standard, a director nominee in an uncontested election that is not an incumbent director and that receives more “AGAINST” votes than “FOR” votes will not be elected as a director of the Company (with abstentions and broker non-votes not counted as a vote cast either for or against that director’s election).

In contested elections, where the number of nominees exceeds the number of seats on the Board up for election, the plurality voting standard will continue to apply and the nominees receiving the most “FOR” votes will be elected as directors.

Codes of Business Conduct and Ethics

Our Board has established a Code of Ethics for Senior Executive and Financial Officers that applies to our senior executive and financial officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We also maintain a Code of Business Conduct and Ethics that governs all of our directors, officers and employees. A copy of the Code of Ethics for Senior Executive and Financial Officers and the Code of Business Conduct and Ethics are available on our website at www.ads-pipe.com. We will promptly disclose any future amendments to these codes on our website, as well as any waivers from these codes for executive officers and directors. Copies of these codes will also be available in print from our Corporate Secretary, without charge, upon request.

How You May Communicate with Directors

Security holders and other interested parties wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer.

Each communication will be screened by the Company’s Chief Executive Officer to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Chief Executive Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving the Company will be handled in accordance with the terms of the Company’s code of ethics.

COMPENSATION DISCUSSION AND ANALYSIS

CERTAIN INFORMATION REGARDING OUR EXECUTIVE OFFICERS

The name and age of each non-director executive officer and the positions held by each of them as of the date of this proxy statement are as follows:

Name	Age	Position(s)
Scott A. Cottrill	54	Executive Vice President, Chief Financial Officer and Secretary
Ronald R. Vitarelli	53	Executive Vice President, Engineering and Business Development
Robert M. Klein	57	Executive Vice President, Sales
Roy E. Moore, Jr.	63	Executive Vice President
Kevin C. Talley	48	Executive Vice President and Chief Administrative Officer
Darin S. Harvey	50	Executive Vice President, Supply Chain
Ewout Leeuwenburg	54	Senior Vice President, International

Executive Officers who are not Directors

Scott A. Cottrill joined us in November 2015 and serves as Executive Vice President, Chief Financial Officer and Secretary. Mr. Cottrill came to the Company with extensive financial reporting, accounting and corporate finance experience. He currently oversees our finance, business development, and information technology functions. From 2012 to November 2014, Mr. Cottrill served as Executive Vice President and Chief Financial Officer of Jeld-Wen, Inc., a leading global manufacturer of windows, doors and treated composite trim and panels, and from November 2014 to February 2015 as an Executive Vice President of Jeld-Wen, Inc. From 1998 to 2012, Mr. Cottrill held various finance and accounting positions with Goodrich Corporation, including from 2005 to 2012 the position of Vice President, Controller and Chief Accounting Officer and from 2002 to 2005 the position of Vice President, Internal Audit. Prior to joining Goodrich, Mr. Cottrill worked at PricewaterhouseCoopers LLP from 1987 to 1998. Mr. Cottrill holds a bachelor’s degree in Accounting from The Pennsylvania State University and is also a Certified Public Accountant (inactive).

Ronald R. Vitarelli joined us in November 1988 and has served as Executive Vice President, Engineering and Business Development since March 2018. From November 2011 until March 2018, Mr. Vitarelli served as Executive Vice President & Co-Chief Operating Officer. Mr. Vitarelli joined us as a Sales Representative and was promoted to Regional Sales Manager in December 1995. In July 2003, he was named General Manager of StormTech LLC, a manufacturer of underground storm water retention and detention systems that was a 50/50 joint venture of ours with Infiltrator Systems, Inc. Upon our acquisition of the remaining 50% interest in StormTech from Infiltrator in November 2009, Mr. Vitarelli rejoined us and continued to lead the StormTech business until March 2010, when he was named Vice President, Storm & Sanitary Markets. He currently oversees our product research, development, commercialization and product approval efforts. Mr. Vitarelli holds a bachelor's degree in Marketing from Providence College.

Robert M. Klein joined us in June 1992 and has served as Executive Vice President, Sales since February 2006. Upon joining us, Mr. Klein held several leadership positions in operations including Manager, Regional Manufacturing, Manager, Distribution Yards, Director, Purchasing and was named Vice President, Manufacturing Services in January 1999. In July 2001, he was named Vice President, Sales and Marketing and began providing leadership to our field sales, corporate account sales, marketing, customer service, and market analysis functions. Prior to joining us, he spent seven years at The Gerstenslager Company in manufacturing management positions. Mr. Klein holds a bachelor’s degree in Business Administration from Ashland College.

Roy E. Moore, Jr. joined us in August 2019 and serves as Executive Vice President. Mr. Moore came to the Company with 39 years’ experience in the plastics industry. From 2005 to 2019, Mr. Moore served as Chief Executive Officer of Infiltrator. He joined Infiltrator Water Technologies in 1987, and, during his 31 years at the company, he led, at various times, manufacturing, sales, marketing, engineering, research and development, and government affairs. Prior to his time at Infiltrator, Mr. Moore led the manufacturing operations of a major building products supplier and has specialized in the molding of plastic products since 1979. Mr. Moore attended Georgia Tech, majoring in Industrial Management with course work in Civil Engineering.

Kevin C. Talley joined us in October 2011 and has served as Executive Vice President & Chief Administrative Officer since August 2016. Mr. Talley joined us as Vice President, Human Resources providing overall leadership to our compensation, benefit, and talent management programs. He currently oversees our human resources, legal, office services, aviation, and safety functions. Effective February 2019, Mr. Talley joined the Advisory Board for Kimball Midwest, a family-owned distributor of maintenance and repair operating supplies. Prior to joining us, he spent seventeen years at The Scotts Miracle-Gro Company in increasingly responsible human resources leadership positions, most recently as Vice President, Human Resources. Mr. Talley holds a bachelor’s degree in Employment Relations and Organizational Behavior from Miami University.

Darin S. Harvey joined us in October 2018 and serves as Executive Vice President, Supply Chain. Mr. Harvey came to the Company with over 20 years of experience in leading complex global supply chains, delivering results in continuous improvement, driving lean manufacturing and delivering change management. From 2014 to October 2018, Mr. Harvey served as Vice President of Integrated Supply Chain at Forum Energy Technologies, Inc., a Houston, Texas-based company that designs, manufactures and distributes equipment and solutions for the oil and gas industry. Prior to Mr. Harvey’s role at Forum, he held global supply chain leadership positions at Honeywell, Foster Wheeler and Danaher Corporation. He holds an MBA in Global Supply Chain from the University of Tennessee and a BS in Marketing and Supply Chain Management from Florida State University. He is also a Six Sigma Black Belt and Lean Expert.

Ewout Leeuwenburg joined us in April 2001 and has served as Senior Vice President, International since November 2011. He began leading our international operations in December 2007 and was named Vice President, International in July 2008. Mr. Leeuwenburg joined us upon the completion of our acquisition of the Inline Drain & Drain Basin division of Nyloplast, USA in 2001. At the time of the acquisition, Mr. Leeuwenburg had been with Nyloplast, USA Inc. since July 1988 in various business development, operations, sales, and marketing manager positions, and had served as President, United States since July 1996. Upon joining us, he served as General Manager, Nyloplast and expanded his responsibilities to Director, Allied Products in September 2002. Mr. Leeuwenburg holds a bachelor’s degree in Mechanical Engineering from Hogeschool Rotterdam in the Netherlands.

EXECUTIVE COMPENSATION HIGHLIGHTS – FISCAL YEAR 2020

Record Financial Performance Leads to Above Target Compensation in Fiscal Year 2020

We ended Fiscal 2020 with $1.67 billion in revenue and $362 million of Adjusted EBITDA, up 21% and 56% year-over-year, respectively. Our domestic construction market sales outpaced the growth in their end markets by 600 basis points, driven by continued execution on our conversion strategy and our focus on growth in key states. We also saw sales in our domestic agriculture market increase by 35% as we capitalized on favorable industry dynamics by successfully implementing organizational changes, introducing new products and executing with greater focus. Adjusted EBITDA margin expanded 480 basis points to 21.6%, driven by the traditional ADS levers of strong sales growth, disciplined pricing and favorable material and recycling costs as well as the contribution from our recent Infiltrator acquisition.

Business Performance Highlights:

•

Net sales increased 20.9% to $1,673.8 million, driven by 8.8% organic growth and contribution from Infiltrator Water Technologies. Organic growth was driven by our material conversion and water management solutions strategies as well as growth in key states.

•

Adjusted EBITDA increased 56.0% to $361.9 million, driven by 23.0% organic growth and contribution from Infiltrator Water Technologies. Organic growth was driven by traditional legacy ADS levers of strong sales growth, disciplined pricing, favorable resin and recycling costs.

•	Execution on our working capital initiatives, growth and improved profitability led to a 120.3% improvement in free cash flow generation to $238.5 million.

The following summarizes our strong performance over the past several years.

* The information above includes Adjusted EBITDA, a non-GAAP financial measure. Please refer to our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 for more information on this non-GAAP measure, reconciliation to the most comparable GAAP measure, and the identification of notable items.

We believe our compensation practices and our overall level of executive compensation are competitive when compared to our peer group and reflect our commitment to performance-based pay. The compensation delivered to our executives in fiscal 2020 is indicative of this orientation. Additionally, we continued to enhance the design of our compensation programs to further align them to long-term stockholder value creation.

Acquisition of Infiltrator Water Technologies

On July 31, 2019, we completed the acquisition of Infiltrator, a leading national provider of plastic leach field chambers and systems, septic tanks and accessories, primarily for use in residential applications.  Infiltrator products are used in on-site water treatment systems in the United States and Canada.

This highly strategic acquisition was the natural evolution of more than 15 years of partnership, combining leaders in stormwater and on-site septic wastewater treatment. ADS and Infiltrator have highly complementary businesses with similar go-to-market distribution strategies, innovation and commitment to material science and recycling. Infiltrator operates as a wholly -owned subsidiary of ADS, under the leadership of Roy E. Moore, Jr.  We believe Mr. Moore’s extensive experience and proven successes in the plastics industry, along with the strong Infiltrator leadership team and dedicated production workforce, will contribute to our goal of building the nation’s foremost water management solutions company.

Acquisition Related Adjustments Affecting Fiscal 2020 Compensation

The following compensation actions were taken as a result of the Infiltrator acquisition:

Annual Incentive Plans

•	Maintained the existing Infiltrator annual performance-based cash incentive plan at the time of acquisition for the remainder of calendar 2019.
•	Implemented a transition performance-based cash incentive plan for the fiscal 2020 fourth quarter to bridge participants to the ADS fiscal performance period beginning April 2020.
•	Business performance targets under the ADS Annual Incentive Plan were adjusted to reflect the consolidation of Infiltrator forecasted performance for fiscal year 2020.

Long Term Incentive Plans

•	At the time of acquisition, implemented an equity-based retention program for the Infiltrator executive management team consisting of performance-based awards and restricted stock.
•	Business performance targets under the ADS Long Term Incentive Plan were adjusted to reflect the acquisition of Infiltrator for the open three year performance periods ending March 31, 2021 and 2022.

Other General Actions

•	Based upon compensation delivered to Mr. Moore during fiscal year 2020, he joined the Named Executive Officer group for the reported period.
•

With Mr. Moore being compensated pursuant to different incentive plan designs during fiscal 2020, we have added a section specifically for the Infiltrator plan designs, and his earnings under these programs, after the “Long-Term Incentive Plan - Performance Based Awards” area of the CD&A.  This approach allows for the traditional ADS legacy incentive plan description and outcome sections to cover the other four Named Executive Officers who participate in our common programs.

Stockholder Feedback:

•	“Say on Pay” received majority support (99%).

Other Executive Compensation Highlights:

•	ADS NEO base salaries increased by an average of approximately 3%, effective June 1, 2019.
•	Strong consolidated financial performance led to earned payouts under the ADS Annual Incentive Plan that averaged 190% of target.
•	Annual grant of equity, including a performance-based long term award, was executed in late May 2019 under the 2017 Omnibus Incentive Plan.

Compensation Program Enhancements:

•	Maximum payout opportunity for the Annual Incentive Plan design was decreased to 200% from 250% to better align with prevalent market practices.

COVID-19 Mitigation Actions:

Faced with the growing pandemic and related economic uncertainty, we implemented reasoned and proportionate budgeting and spending measures to protect our company's profitability and cash position, two key measures we've focused on over the past two years of economic expansion.

While contingency decisions are difficult, the current market environment necessitated action.  As part of other cost containment programs implemented throughout our business, on April 1, 2020, we executed broad, temporary compensation mitigation actions from the Board to our hourly workforce.  These measures included:

•	25% reduction in the cash compensation provided to the Board;
•	10% salary reduction for 24 members of the ADS and Infiltrator Water Technologies executive team;
•

Deferral of a portion of the earned cash incentive payment from FY20 for Mr. Barbour and all Executive Vice Presidents to the extent that such payment would exceed the amount to be received at target level performance (with the excess being paid at a later time);

•	Elimination of annual salary adjustments for executive and salaried employees in fiscal year 2021; and
•	Six month deferral of annual wage adjustments for our hourly employees.

We purposely cascaded the financial impact down through our organization with the largest impact to our Board and Senior Management Team.  It was simply the right thing to do.  Although we know more than we did in the fourth quarter of fiscal

2020, there remains uncertainty about when and how the current economic situation will improve.  We will continue to be diligent and decisive as stewards to all our stockholders inside and outside our strong organization.

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis provides information regarding our compensation philosophy and the material elements of our fiscal year 2020 compensation program for our “named executive officers,” also referred to as the “NEOs.” Our NEOs for fiscal year 2020 are:

NEO Name	Primary Position

D. Scott Barbour	President & Chief Executive Officer

Scott A. Cottrill	Executive Vice President, Chief Financial Officer

Ronald R. Vitarelli	Executive Vice President, Engineering and Business Development

Robert M. Klein	Executive Vice President, Sales

Roy E. Moore, Jr.	Executive Vice President

EXECUTIVE COMPENSATION PROGRAM OVERVIEW

The following pages summarize the design and components of the legacy ADS executive compensation programs.  As mentioned previously, the Infiltrator plan designs applicable to only Mr. Moore will be covered in a separate section which begins on page 34.

Linking Pay to Stockholder Value Creation

Aligning executive compensation to stockholder value creation as well as attracting and retaining top talent are core to the design of our executive pay programs.  Through our short-term and long-term compensation plans, the Compensation Committee strives to achieve these objectives.  We believe that stockholder value is foundationally created by sales and profitability growth as well as delivering strong free cash flow and returns on invested capital through the leadership of our NEO’s.  Accordingly, our incentive compensation programs for fiscal year 2020 continued the combined use of these metrics, directly linking the pay of our executive team to these critical drivers of stockholder value creation over both the short-term and long-term.  Our NEO’s are therefore aligned and invested in the delivery of the success of the business, as the majority of their compensation is impacted in a similar manner to which stockholders are impacted through their return on investment.

Executive Compensation Philosophy and Objectives

Philosophy

•Link the equity compensation of our executives to the sustained value they create for our stockholders

•Place greater emphasis on variable pay versus fixed pay

•Performance should predominantly drive compensation

•In establishing compensation levels, we consider the competitive range for similar executive roles and largely view the competitive market range as between the 25th percentile and the 75th percentile of our Compensation Peer Group.  As a general rule, we strive to position total compensation levels within this market range while also recognizing the individual performance, experience, and skills of our NEO’s drive our compensation decisions.

Objectives

•Attract, retain, and motivate top talent

•Drive the performance culture as well as Company values

•Reward sustained performance

•Align compensation with stockholders’ interests

•Link compensation to company, functional, and individual accomplishment

Key Groups in Determining Executive Compensation

The following key groups are involved in making executive compensation decisions:

Compensation & Management Development Committee

•Responsible for the design and implementation of our executive compensation policies and programs

•Annually reviews and approves the corporate goals and objectives relevant to CEO compensation

•Reviews CEO’s performance, and with insight from the executive compensation consultant, recommends CEO’s compensation package to the Board for approval

•Determines the compensation (base salary, incentives, etc.) and mix for the other NEO’s consistent with the terms of their employment agreements

•Administers the annual and long term incentive plans and equity program

Outside Executive Compensation Consultant

•During fiscal year 2020, with the consent of the Committee, management engaged the services of Willis Towers Watson, an independent executive compensation consultant

•Willis Towers Watson consulted with the Committee regarding: competitive pay levels for management and the Board; trends, regulatory developments, and incentive plan design

•Willis Towers Watson did not provide any services to, or receive any payments from, the Company other than in their capacity described above

Willis Towers Watson has been consulting with the Committee since the Company went public in 2014. The Committee has considered the factors cited by the SEC as key determinants of an advisor’s independence and determined that the work performed does not present any conflicts of interest.

ADS Management

•Our human resources department, in partnership with the Committee, supports the design and implementation of all executive compensation programs

•Our finance department supports the process by providing financial analysis as part of the review of program design

•Except with respect to his own compensation, our CEO has final management-level review of any compensation program before it is sent to the Committee for consideration and approval

•Management frequently consults with the Committee during the design process to provide direction and feedback on how the design of our executive compensation programs supports our overall strategy

Executive Compensation Benchmarking Peer Group

The Company uses a customized compensation peer group, developed in collaboration with its executive compensation consultant, to provide insight into prevalent program design and compensation levels. Each year, the peer group is reviewed by the Committee. For fiscal year 2020, the Committee determined an update to the peer group was appropriate to account for the Company’s acquisition of Infiltrator, along with ongoing mergers and acquisitions in our sector to recalibrate the range of sizes (revenue, assets and enterprise value) represented amount the peers.

Tables below summarize our updated customized peer group.

•A. O. Smith Corporation   [NEW]

•American Woodmark Corporation   [NEW]

•Apogee Enterprises, Inc.

•Armstrong World Industries, Inc.

•Atkore International Group Inc   [NEW]

•Cornerstone Building Brands, Inc. [NEW]

•Forterra, Inc.

•Griffon Corporation

•Graco Inc.  [NEW]

•JELD-WEN Holding, Inc.

•Louisiana-Pacific Corporation   [NEW]

•Masonite International Corporation

•Mueller Water Products, Inc.

•Patrick Industries, Inc.  [NEW]

•Simpson Manufacturing Co., Inc.

•Summit Materials, Inc.  [NEW]

•Trex Company, Inc.

•U.S. Concrete, Inc.

•Watts Water Technologies, Inc.

In general, these companies come from the building products, machinery, or construction materials industries and are likely to be attracting and retaining talent with similar experience and skills to that of our Company. The median annual revenue of these companies ($1.7 billion) approximates our new consolidated annual revenue after the Infiltrator acquisition and reflects a range of $0.8 to $4.8 billion. Four companies were removed from the custom peer group in fiscal year 2020 including Eagle Materials Inc., Gibraltar Industries, Inc., Quanex Building Products Corporation and Lindsay Corporation.

Components of Executive Compensation – Fiscal Year 2020

The Committee has responsibility for determining all elements of compensation granted to the NEOs and reviews each element of compensation, as well as the relative mix and weighting of elements, on an annual basis.

Key Executive Pay Elements – Fiscal Year 2020

The chart below summarizes the key pay elements for our NEOs during fiscal year 2020. Each element is described in further detail below on the following pages.

Base Pay

The base salary element of our compensation program is designed to be competitive with compensation paid to similarly-situated, competent, and skilled executives. This element of pay serves as the foundation for the executive compensation program. Our NEOs are covered by employment agreements and, accordingly, we pay annual base salaries initially as set forth in these agreements.

On an annual basis, the Committee reviews base salaries for the NEOs using the following factors in its determination of changes:

•	Performance relative to the pre-established goals and objectives in the executive’s areas of responsibility
•	Competitive base salary levels of similar positions in the compensation peer group
•	Trends in base salary increases in the compensation peer group
•	Executive’s overall contribution to the business strategy and our growth objectives, individual performance and potential for future contributions
•	Current economic environment.

The CEO, with input from the human resources department, proposes base salary increases, if any, for all NEOs, excluding himself, based on the above criteria. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to the CEO’s base salary are initiated and approved by the Committee directly, subject to the review and final approval of our Board.

The Board and the Committee approved base salary adjustments for each of the NEOs for fiscal year 2020, which became effective June 1, 2019. The following table shows the base salary of each NEO as of March 31, 2020:

Named Executive Officer	Annual Salary March 31, 2019	Annual Salary March 31, 2020	Annual Salary Increase ($)	Annual Salary Increase (%)

D. Scott Barbour	$ 825,000	$ 870,000	$ 45,000	6%

Scott A. Cottrill	$ 500,000	$ 520,000	$ 20,000	4%

Ronald R. Vitarelli	$ 375,000	$ 385,000	$ 10,000	3%

Robert M. Klein	$ 375,000	$ 385,000	$ 10,000	3%

Annual Incentive Compensation

Our annual incentive program provides cash incentive opportunities for our NEOs based on the Company’s financial performance as well as individual performance. The Committee believes the following measures and weighting reflect key value drivers for purposes of establishing payouts under the Annual Incentive Plan:

•	Adjusted EBITDA - EBITDA before stock based compensation expense, non-cash charges and certain other expenses
•	Total Net Sales - Sales after cash discounts, product returns, and freight rebills
•	Individual Performance - Performance of the executives in relation to their annual performance objectives and demonstrated leadership

By tying a significant portion of the executive’s total annual cash compensation to annual variable pay we believe we are further reinforcing our pay for performance culture and focusing our executives on critical short-term financial and operational objectives, which also supports our long-term financial goals.

Establishing Annual Incentive Target Payouts

Under the Annual Incentive Plan, target payouts for each NEO are reviewed on an annual basis and compared against the compensation peer group. The CEO, with input from the human resources department, proposes annual targets for all NEOs, excluding himself, based on the performance measures. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to Mr. Barbour’s targeted payout from the Annual Incentive Plan are initiated and approved by the Committee directly, subject to the review and final approval of our Board.

Our established targets enhance the alignment of our pay-for-performance and stockholder alignment principles. The Annual Incentive targets for fiscal year 2020 as a percentage of salary were unchanged and remained as follows:

Named Executive Officer	Target Incentive Opportunity (% of Base Salary)

D. Scott Barbour	100%

Scott A. Cottrill	75%

Ronald R. Vitarelli	75%

Robert M. Klein	65%

Business Performance Levels in Annual Incentive

The Committee assessed the financial performance targets for fiscal 2020 considering the acquisition of Infiltrator Water Technologies. The evaluation led the Committee to approve raising the financial targets for both business performance measures (net sales & Adjusted EBITDA) to incorporate the updated fiscal year 2020 financial forecast of the new consolidated Company.

In addition to the performance target adjustment related to the acquisition, the Committee also approved the modification of the incentive payout percentages under the plan to reflect a range more aligned with market practices; lowering the payout percentage for achieving maximum performance to 200% from 250% for both business and individual performance metrics.

The Committee continues to believe the net sales & Adjusted EBITDA performance measures are appropriate and the practice of establishing threshold performance at prior year actual results drives and rewards the achievement of growth versus the prior fiscal year. The table below reflects the Annual Incentive Plan threshold, target, and maximum business performance levels for the new consolidated Company in place for the NEOs at the end of fiscal year 2020.

•	Target performance levels, which earn a 100% payout, reflect a 43% and 16% improvement versus fiscal year 2019 actual results for Adjusted EBITDA and total net sales, respectively; and
•	Threshold performance levels, which earn a 50% payout, reflect a 27% and 11% improvement over the fiscal year 2019 actual results for Adjusted EBITDA and total net sales, respectively; and
•	Maximum performance levels, which earn a 200% payout, reflect a 51% and 21% improvement versus fiscal year 2019 actual results for Adjusted EBITDA and total net sales, respectively.

		Business Performance Levels – FY20 (000’s)

Business Performance Measures	Measure Weighting	Threshold	Target	Max

Adjusted EBITDA	60%	$ 295,200	$ 330,900	$ 351,300

Total Net Sales	20%	$ 1,531,700	$ 1,603,900	$ 1,676,100

	Payout %’s	50%	100%	200%

Annual Incentive Plan Funding Trigger

The Annual Incentive Plan includes a funding trigger that requires the achievement of the established threshold performance level for Adjusted EBITDA for any potential payout based on the Adjusted EBITDA as well as Total Net Sales or Individual Goal Achievement measures. For fiscal year 2020, the Adjusted EBITDA funding trigger was set at $ 232.0 million to receive a threshold payout for Adjusted EBITDA along with earned incentive from the other measures as described above. This requirement was met for fiscal year 2020.

Role of Individual Performance in Annual Incentive

Individual performance is measured through a subjective assessment of performance of each NEO as compared to the annual performance objectives as well as demonstrated leadership. It represents 20% of an executive’s incentive opportunity. This incentive design provides the CEO, the Committee, and our Board the opportunity to distinguish individual performance. As with the business performance, beginning in fiscal year 2020, the payout percentages for the Annual Incentive Plan were modified to lower the maximum of the range to 200% from 250%. This design component allows for individual differentiation based on each NEO’s performance versus individual goals and demonstrated leadership.

Listed below are the performance objectives of each NEO in fiscal year 2020. No specific weightings are attached to any of the following individual objectives. These performance objectives serve as a general guide for the Committee in determining whether the individual goals for each NEO have been achieved.

D. Scott Barbour President & CEO

•Lead organization in achieving fiscal year 2020 financial targets;

•Lead the execution of priorities from strategic growth plan;

•Implement disciplined capital allocation and investment strategy for sustained, accretive growth;

•Accountably execute key commercial and operational strategies while building required areas of organizational capability;

•Drive improvement to the safety culture and performance; and

•Drive the integration and achievement of fiscal year 2020 financial targets for Infiltrator

Scott A. Cottrill Executive Vice President, Chief Financial Officer

•Drive organization in achieving fiscal year 2020 financial targets;

•Lead continued focus on a strong control environment and related actions and matters;

•Support implementation of disciplined capital allocation and investment strategy for sustained, accretive growth;

•Drive achievement of targeted areas of capability and operational improvement across areas of responsibilities; and

•Build leadership and talent.

Ronald R. Vitarelli Executive Vice President, Engineering and Business Development

•Drive organization in achieving fiscal year 2020 financial targets;

• Lead and manage product development pipeline and commercialization deliverables;

•Manage M&A pipeline and strategic partnerships;

•Lead the engineering organization in achieving approvals and sales support initiatives; and

•Build leadership and talent.

Robert M. Klein Executive Vice President, Sales

•Drive organization in achieving fiscal year 2020 financial targets;

•Lead continued execution of sales and commercial excellence initiatives;

•Develop and lead implementation of strategies to drive profitable growth and relationships with our top accounts;

•Lead improvement in Market and Product Management capability; and

•Build leadership and talent.

Annual Incentive Performance Payouts – Fiscal Year 2020

Fiscal year 2020 included record financial performance in the legacy ADS business, further enhanced by the acquisition of Infiltrator Water Technologies.  The performance levels for the non-individual metrics in the Annual Incentive Plan for fiscal year 2020 are listed below.

		Business Performance – FY20 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	Fiscal Year 2020	Payout % of Target

Adjusted EBITDA	60%	$ 295,200	$ 330,900	$ 351,300	$ 361,868	200%

Total Net Sales	20%	$ 1,531,700	$ 1,603,900	$ 1,676,100	$ 1,673,805	197%

	Payout%’s	50%	100%	200%

The table below summarizes the approved annual incentive payouts paid to the NEOs based upon the overall business/financial performance and the assessment of their individual performance during fiscal year 2020.

Named Executive Officer	Overall Target Annual Incentive Award ($)	FY20 Business Performance Payout ($)	FY20 Individual Performance Payout ($)	FY Total Annual Incentive Payout ($)	Approved Payout % vs. Target

D. Scott Barbour	$ 870,000	$1,386,800	$ 313,200	$1,700,000	195.4%

Scott A. Cottrill	$ 390,000	$ 621,623	$ 117,000	$ 738,623	189.4%

Ronald R. Vitarelli	$ 288,750	$ 460,240	$ 72,188	$ 532,428	184.4%

Robert M. Klein	$ 250,250	$ 398,875	$ 75,075	$ 473,950	189.4%

Long-Term Incentive Compensation

Our long-term incentive compensation program is an integral part of an executive’s total compensation and provides awards for creating and delivering long-term value for our stockholders.

•	Ensure NEOs’ financial interests are aligned with our stockholders’ interests;
•	Motivate decision-making that drives long-term value;
•	Recognize and reward superior financial performance of our company; and
•	Provide a retention element to our compensation program.

Since fiscal year 2019, the long-term incentive program design has included three equity components; performance-based award, non-qualified stock options and time-based restricted stock.  The table below outlines the weighting of these three design elements.

Long-Term Equity Component	Weighting

Performance-Based Award	50%

Restricted Stock	25%

Non-Qualified Stock Options	25%

The Compensation Committee believes the blend of performance and time-based awards represents a balanced method of motivating and rewarding executives and further strengthens the alignment with the market and our stockholders.

Establishing Long-Term Incentive Target Payouts

In determining the value of the long-term incentive award for an executive, the Committee considers prevalent market data from our peer group provided by the executive compensation consultant, as well as the subjective assessment of each NEO’s overall contribution to the business performance, strategic importance to our growth objectives, and individual performance and potential for future contributions.

The CEO, with input from the human resources department, proposes long-term incentives, if any, for our NEOs, excluding himself, based on the criteria described above. His proposal is subject to review and approval (with or without modifications) by the Committee. The long-term incentive, if any, for the CEO is initiated and approved by the Committee directly, subject to the review and final approval of our Board.

The long-term incentive awards granted in fiscal year 2020 are listed in the Summary Compensation Table.

Long-Term Incentive Plan - Performance Based Awards

The performance-based awards under the long-term incentive plan are based upon the company’s actual financial business performance for the designated three-year performance period versus the performance targets approved by the Compensation Committee.  The business performance targets are structured with a threshold, target and maximum level.

The incentive opportunities for the participant under the long-term incentive performance-based awards are outlined below.

•	Target performance earns a 100% payout; and
•	Threshold performance earns a 50% payout; and
•	Maximum performance earns a 200% payout

If the performance level falls between threshold and target or between target and maximum, the award is linearly interpolated. Earned incentives, if any, would generally be made in a reasonable time following the approval by the Compensation Committee.  Calculation of company results and attainment of performance measures are made solely by the Compensation Committee based upon the Company’s consolidated financial statements.

The Compensation Committee determines appropriate changes and adjustments and may make adjustments for other unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations, extraordinary gains and losses, one-time mergers and acquisitions, and purchases or sales of substantial assets, etc.

For the three-year performance period ending on March 31, 2022, the Compensation Committee approved Free Cash Flow and Return on Invested Capital as the performance measures.  These are two key measures of the company’s long term value creation strategy.

•

Free Cash Flow – For the three-year performance period ending March 31, 2022, performance in Free Cash Flow will be based upon actual cumulative Free Cash Flow over the three-year performance period against the targets approved by the Compensation Committee.

•

Return on Invested Capital – For the three-year performance period ending March 31, 2022, performance in Return on Invested Capital will be based upon the average Return on Invested Capital over the three-year performance period against the targets approved by the Compensation Committee.

At the beginning of each fiscal year, the Compensation Committee will review whether to change the performance-based incentive component (e.g., transition from performance share units to performance cash) and/or the business performance measures (e.g., Free Cash Flow, etc.) used under the long-term incentive performance award with input from management and the compensation consultant.

Infiltrator Compensation Program Overview and Fiscal 2020 Outcomes for Mr. Moore

This section summarizes compensation programs, performance incentive designs and earned payouts uniquely applicable to Mr. Moore for the fiscal year 2020.

Base Pay

Mr. Moore’s annual salary at the time of the acquisition was $495,591 and remained unchanged for the remainder of fiscal year 2020. Mr. Moore’s actual base compensation delivered during fiscal year 2020 after the acquisition is listed in the Summary Compensation Table.

Annual Incentive Compensation

Infiltrator had an existing, embedded performance based culture in place when they joined ADS, which aligns well with our long-standing emphasis on performance and continuous improvement.  This focus on performance was supported through the existing Infiltrator Annual Cash Incentive Plan which remained in place from August 1, 2019 to December 31, 2019.  For this period and consistent with the design in place at the time of the acquisition, Mr. Moore also had a separate Performance versus Goals Cash Incentive Plan based on his performance in relation to his annual performance objectives and demonstrated leadership.  To transition Mr. Moore to the ADS fiscal performance period while reinforcing the performance based culture, a separate Infiltrator Transition Cash Incentive Plan was implemented for the January 1, 2020 to March 31, 2020 performance period.

The annual cash incentive plan designs providing compensation to Mr. Moore in fiscal 2020 were as follows:

Performance Period from August 1, 2019 – December 31, 2019

Infiltrator Annual Cash Incentive Plan:  Provides cash incentive opportunities for Mr. Moore based on Infiltrator’s EBITDA performance versus targets established in relation to national housing completion statistics provided by the U.S. Census Bureau and U.S. Department of Housing and Urban Development.  The Committee believes this plan, in place at the time of the acquisition, continues to reflect a key value driver for purposes of establishing payouts under the Infiltrator Annual Cash Incentive Plan.  Under this plan, financial performance was measured quarterly and then at the end of the fiscal year.  Mr. Moore had both quarterly and annual incentive compensation opportunities with payout percent ranges of 0% to 100% quarterly and 0% to 300% annually.

For calendar 2019, annual EBITDA business performance target levels ranged from $91M to $114M.  Infiltrator achieved target performance levels each quarter and delivered $111M in EBITDA, as defined by the plan, for 2019.  Overall fiscal year financial results led to a 225% incentive performance payout.  Mr. Moore’s 2019 incentive earnings under the Infiltrator Annual Cash Incentive Plan are summarized below.

Named Executive Officer	Annual Incentive Paid	Quarterly Incentive Paid	Overall Incentive Paid – IWT Cash Plan

Roy E. Moore, Jr.	$309,744	$123,898	$433,642

* Amounts reported include quarterly incentive payments made by Infiltrator prior to FY20 acquisition

Performance vs. Goals Cash Incentive Plan:

Mr. Moore’s performance is measured through a subjective assessment of his performance as compared to the annual performance objectives in place at the time of the acquisition, as well as demonstrated leadership. Mr. Moore had a payout target of $50,000.  Based on his performance, Mr. Moore was awarded a payout of $50,000.

Listed below are the performance objectives for Mr. Moore for calendar year 2019.  These performance objectives serve as a general guide for the Committee in determining whether Mr. Moore's individual goals have been achieved.

Roy E. Moore, Jr. Executive Vice President

•Achieve calendar year 2019 financial targets;

•Drive improvement to safety performance;

•Deliver versus new product development targets;

•Lead continuous and cost improvement initiatives;

•Enhance leadership and talent programs; and

•Lead performance of Delta and Presby Environmental;

Performance Period from January 1, 2020 – March 31, 2020

•

Infiltrator Transition Cash Incentive Plan:  Provides cash incentive opportunities for Mr. Moore based on Infiltrator’s adjusted EBITDA performance versus targets established for the performance period.  Under this program, Mr. Moore’s target payout was 50% of his annual salary, prorated for the quarterly performance period ($61,949).  The transition incentive program had an adjusted EBITDA performance target range of $21.6M to $25.7M and an incentive payout range of 0% to 200%.

With strong demand and execution, Infiltrator delivered above target adjusted EBITDA performance of $25.9M, leading to a 200% payout percent result.  Mr. Moore’s earned incentive payment under the transition program was $123,898.

Long Term Incentive Compensation – Infiltrator Equity Based Retention Awards

A central objective of the acquisition was the retention of Mr. Moore and key members of the Infiltrator executive management team.  To achieve this goal, a multifaceted equity-based retention program was implemented for identified participants, including Mr. Moore.  The retention program consisted of three distinct opportunities:

1)

Leadership Incentive:  Designed with two equally weighted components; time based restricted stock and performance based equity. Time based restricted stock grant has cliff vesting on March 31, 2022 Performance based equity award based upon achievement of cumulative financial goals for Infiltrator performance in adjusted EBITDA (75% weighting) and free cash flow (25% weighting) through March 31, 2022.  The performance equity opportunity is a range of 0% - 200% of the target award.

2)

Synergy Incentive:  Performance based equity award based upon achievement of the cumulative acquisition synergies through March 31, 2022.  The performance equity opportunity is a range of 0% - 200% of the target award.

3)

Equity Match Incentive:  Encouraged the personal acquisition of shares of ADS common stock between August 1, 2019 and December 13, 2019.  Subject to a pre-defined limit and holding requirements, the number of shares personally held on December 13, 2019 were matched at 50% by the Company in time based restricted stock, with cliff vesting on March 31, 2022.

Mr. Moore’s compensation delivered under the programs outlined in this Infiltrator specific section is listed in the Summary Compensation Table.

Executive Stock Ownership Guidelines

The Company has defined stock ownership guidelines in place for executives.  These guidelines are intended to further align the interests of our executives with stockholders’ interests and represent another opportunity to promote a long-term focus for our senior leaders. The guidelines listed below specify the value of stock the participants are expected to own.

CEO CFO / EVPs / SVPs Select Members of Management	5x annual base salary 3x annual base salary 1x annual base salary

Each covered executive is expected to attain the target level of stock ownership within five years from the later of July 1, 2018 or the date he or she is appointed or elected to a position covered by these guidelines.

Stock ownership will be reviewed by the Compensation Committee on an annual basis.  Ownership levels will be assessed using the trailing 12-month average stock price as of the annual assessment date or such other method of valuing ownership in the discretion of the Compensation Committee.

Once an individual subject to these Guidelines satisfies the guideline for his or her current role as of the annual review date, so long as the shares held at that review date are retained and the individual remains subject to the same guideline level, there is generally no obligation under these Guidelines to purchase additional shares of common stock as a result of short-term fluctuations in the Company’s stock price, absent an affirmative determination by the Compensation Committee otherwise.

The Compensation Committee shall have the authority to interpret, develop, oversee and administer the implementation of and compliance with these Guidelines, as well as determine any action necessary to address any noncompliance with these Guidelines.

The minimum stock ownership requirement may be waived or otherwise modified, at the discretion of the Compensation Committee, if compliance would create hardship based upon individual circumstances.

As of March 31, 2020, all covered executives are on track to achieve (or have achieved) their target ownership levels.

BENEFITS AND EXECUTIVE PERQUISITES

The benefits provided to our NEOs are generally the same as those provided to our other salaried associates and include:

•	Medical, dental and vision benefits;
•	Life, accidental death and disability insurance;
•	Retirement plan; and
•	Employee Stock Ownership Plan (ESOP)

Employee Stock Ownership Plan (ESOP)

All the NEOs (except for Mr. Moore) participate in our tax-qualified ESOP that covers employees who meet certain service requirements. See “Equity-Based Incentive Plans Employee Stock Ownership Plan” and “Employee Stock Ownership Plan” for additional information regarding the ESOP.

Infiltrator Retirement Program

The Infiltrator Water Technologies, LLC 401(k) Plan and Trust was established January 1, 1991 and covers all eligible employees, including Mr. Moore.  The plan design includes an employer matching contribution benefit that is discretionary and reviewed on an annual basis.

Executive Perquisites

We provide certain legacy ADS NEOs with select perquisites. These perquisites are summarized below.

•	Reimbursement of country club or fitness membership dues; and

•	Pre-approved personal use of the Company aircraft when it is not being used for business purposes at the cost to the executive as described below.

In determining the total compensation payable to our NEOs, the Committee considers perquisites in the context of the total compensation which our NEOs are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the NEO’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Committee with respect to other elements of the total compensation to which our NEOs are entitled or to which they are awarded.

Personal Use of Company Aircraft

Certain NEOs are also permitted to make pre-approved personal use of Company aircraft when not required for business travel.  Consistent with guidance issued in 2010 from the Federal Aviation Administration, the Company may be reimbursed up to the pro rata cost of owning, operating, and maintaining the aircraft when used for routine personal travel by certain individuals whose position with the Company requires them to routinely change travel plans within a short time period.  Accordingly, personal use of the Company aircraft by NEOs is subject to reimbursement to the Company by multiplying the aircraft flight time (hours) by the variable cost of the aircraft for all eligible occupied flight hours associated with routine personal usage.

The incremental cost of personal use of Company aircraft is calculated based on the variable operating cost per hour flown, which includes actual aircraft fuel expense, crew travel expenses, hangar and parking fees, per-flight landing fees, average hourly aircraft maintenance expense and other actual incremental costs. Fixed costs that do not change based on usage such as hangar rental, aircraft lease payments, insurance and certain administrative expenses are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use and reported in the “All Other Compensation” column of our Summary Compensation Table below. If a NEO is traveling on business utilizing Company aircraft and there is otherwise room available on the aircraft for the NEO’s spouse and/or child(ren) to accompany the NEO, the spouse and/or child(ren) are permitted to do so in accordance with IRS rules.

For a description of the perquisites received by the NEOs during fiscal year 2020, see the “All Other Compensation” column of our Summary Compensation Table.

OTHER EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Risk in Relation to Compensation Programs

Our compensation programs do not reward employees, including our NEOs and executive officers, for taking excessive or unnecessary risks that would have an adverse effect on the Company. Our management team assessed the program carefully to make this determination. They reached this conclusion in part due to the balance of fixed and variable compensation, balance of short and long-term incentives, design features of the plans, and the oversight and administration of the Committee.

Recoupment of Incentive Compensation Policy

Under our Recoupment of Incentive Compensation policy, if, in the opinion of the independent directors of the Board, financial results are materially mis-stated due in whole or in part to intentional fraud or misconduct by one of more of the Company’s executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence, by enforcing the clawback described herein. The independent directors may, for up to five years following such mis-statement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel any stock-based awards granted, to the executive officer(s). In addition, the independent directors may, for up to five years following such mis-statement, also seek to recoup any gains realized with respect to equity-based awards, including stock options and restricted stock units.

The independent directors are entitled to exercise remedies pursuant to this policy, including the clawbacks described above, if each of the following conditions have been met:

1.	Bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated;
2.	One or more executive officers engaged in the intentional misconduct, and
3.	Bonus or incentive compensation calculated under the restated financial results is less than amount actually paid or awarded.

Annual Stockholder “Say-on-Pay” Vote

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company provides stockholders with the opportunity to cast an annual advisory vote to approve the compensation of the NEOs. At the Company’s 2019 annual meeting of stockholders, approximately 99% of the votes cast on the “say-on-pay” resolution were in favor of the compensation of the NEOs for fiscal year 2019 as disclosed in the Company’s 2019 proxy statement. Consistent with the Company’s commitment to have the executive compensation programs serve the best interests of the Company and its stockholders, the Compensation and Management Development Committee will continue to review the design of the executive compensation program in light of future “say-on-pay” votes and developments in executive compensation.

Insider Trading Policy

The Board has adopted a Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures and Guidelines with Respect to Certain Transactions in Securities of Advanced Drainage Systems, Inc. to assist the Company’s employees and directors in complying with certain securities laws and avoiding even the appearance of improper conduct. Under this policy, employees, officers, directors, consultants and contractors of the Company are prohibited from engaging in certain transactions relating to Company securities held by them, including any short sales and hedging transactions, short-term trading, and transactions in publicly traded options.

ACCOUNTING AND TAX CONSIDERATIONS

While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to us with the value to the executive.

Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to a NEO that exceeds $1 million during the tax year. Prior to the adoption of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), to the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation was not included in the $1 million limit. The Tax Act repealed this exemption, and now compensation paid to NEOs in excess of $1 million in tax years commencing on and  after April 1, 2018, will no longer be deductible, even if performance-based. The Compensation Committee intends to continue to use performance metrics in compensation when it is in the best interests of the Company and its stockholders.

The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC Topic 718, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with the Company’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation and Management Development Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended March 31, 2020.

Respectfully submitted,

Carl A. Nelson, Jr. (Chair)
C. Robert Kidder
M.A. (Mark) Mark Haney
Manuel J. Perez de la Mesa

COMPENSATION OUTCOMES FOR 2020

Summary Compensation Table for Fiscal Year 2020

The following table summarizes the total compensation earned by each of our NEOs for fiscal years noted:

Name and Principal Position	Fiscal Year	Salary $(1)	Bonus $(2)	Stock Awards $(3)	Option Awards $(4)	Non-Equity Incentive Plan Compensation $(5)	All Other Compensation $(6)	Total $
D. Scott Barbour	2020	870,000	—	2,062,528	687,504	1,700,000	454,991	5,775,023
President & Chief Executive Officer	2019	825,000	—	1,875,012	625,034	1,000,000	58,969	4,384,015
	2018	466,667	—	1,100,000	1,100,000	595,632	29,240	3,291,539

Scott A. Cottrill	2020	520,000	125,000	553,163	184,376	738,623	430,769	2,551,931
Chief Financial Officer, Executive Vice President, and Secretary	2019	500,000	—	525,017	175,006	411,403	47,250	1,658,676
	2018	485,000	—	—	—	413,929	73,453	972,382

Ronald R. Vitarelli	2020	385,000	—	405,930	96,880	532,428	431,081	1,851,319
Executive Vice President, Engineering and Business Development	2019	375,000	—	300,013	100,007	300,115	28,672	1,103,807
	2018	365,000	—	—	—	311,513	27,063	703,576

Robert M. Klein	2020	385,000	—	309,413	103,128	473,950	446,373	1,717,864
Executive Vice President, Sales	2019	375,000	—	300,013	100,007	267,412	47,928	1,090,360
	2018	345,000	—	—	—	266,397	44,818	656,215

Roy E. Moore, Jr.	2020	330,394	50,000	2,516,113	—	557,540	2,263	3,456,310
Executive Vice President,

1)

Amounts reported for fiscal year 2020 reflect adjustment to NEO salaries that went into effect on June 1, 2019. Amounts reported for fiscal year 2019 reflect adjustment to NEO salaries that went into effect on June 1, 2018. Amounts reported for fiscal year 2018 reflect adjustment to NEO salaries that went into effect on June 1, 2017. The amount reported for Mr. Barbour for fiscal year 2018 reflects his salary from his start date of September 1, 2017. With respect for Mr. Moore, the amount reflected in the table represents the base salary paid by ADS for the period from the acquisition transaction through March 31, 2020.

2)

With respect to Mr. Cottrill, the amount reported for fiscal year 2020 consists of a cash bonus awarded to Mr. Cottrill in recognition of his efforts with respect to the Company’s Infiltrator acquisition. With respect to Mr. Moore, the amount reported for fiscal year 2020 consists of a cash bonus paid to Mr. Moore in connection with his annual performance objectives in place at the time of the Infiltrator acquisition (as disclosed above under “— Compensation Discussion and Analysis — Components of Compensation — Fiscal Year 2020 — Annual Incentive Compensation”) and Mr. Moore’s leadership efforts with respect to the integration of Infiltrator.

3)

With respect to restricted stock awards, amounts reported for fiscal year 2020 are based on the aggregate grant date fair value of restricted stock awarded, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. We calculated the estimated fair value of each share of restricted stock on the date of grant as described in Note 17 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020. With respect to performance-based restricted stock units, amounts reported for fiscal year 2020 are based on the aggregate grant date fair value based on the probable outcome of the performance conditions.  With respect to performance-based restricted stock units, the value of the award at the grant date assuming that the highest level of performance conditions achieved would be $ 2,750,037 with respect to Mr. Barbour, $ 737,532 with respect to Mr. Cottrill, $ 618,077 with respect to Mr. Vitarelli, $ 412,533 with respect to Mr. Klein and $ 1,999,125 with respect to Mr. Moore. The amounts in this column in fiscal year 2018 for Mr. Barbour includes sign-on grants awarded in connection with the commencement of his employment with the Company.

4)

The amounts reported in this column are based on the aggregate grant date fair value of stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described in Note 17 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020. The amounts in this column in fiscal year 2018 for Mr. Barbour includes sign-on grants awarded in connection with the commencement of his employment with the Company.

5)

The amounts reported in this column consist of amounts to be paid under the Cash Incentive Plan for services rendered in fiscal years 2018, 2019 and 2020, as discussed above under “— Compensation Discussion and Analysis — Components of Compensation — Fiscal Year 2020 — Annual Incentive Compensation.”

6)	The All Other Compensation column is made up of the following amounts for fiscal year 2020:

Name	401(k) Match Contribution $(a)	Perquisites $(b)	ESOP Share Allocation $(c)	Dividends on Unallocated ESOP Shares $(d)	Total $

D. Scott Barbour	—	24,240	430,751	—	454,991
Scott A. Cottrill	—	—	430,769	—	430,769
Ronald R. Vitarelli	—	—	431,081	—	431,081
Robert M. Klein	—	15,050	431,323	—	446,373
Roy E. Moore, Jr.	2,263	—	—	—	2,263

(a)	The amounts shown in this column represent payments made to Mr. Moore by the Company pursuant to The Infiltrator Water Technologies, LLC 401(k) Plan and Trust.
(b)

The amounts shown in this column include the value of perquisites and other personal benefits to a NEO only if the aggregate value exceeded $10,000. Where we do report perquisites and other personal benefits for a NEO, we have separately quantified each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported for Mr. Barbour includes (i) Mr. Barbour's personal use of Company aircraft, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Barbour's perquisites and personal benefits and (ii) reimbursement for social membership dues, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Barbour's perquisites and personal benefits. The amount reported for Mr. Klein includes reimbursement for social membership dues, which amounts are not quantified since they do not exceed the greater of $25,000 or 10% of the total amount of Mr. Klein's perquisites and personal benefits.

(c)

The amounts shown in this column represent the dollar value of Company preferred stock released from the ESOP’s unallocated loan suspense account and allocated to the individual’s ESOP account in accordance with the ESOP’s terms. For fiscal year 2020, the amounts reflect both the annual ESOP allocation along with the special allocation in the summer of 2019.

(d)

The amounts shown in this column represent payment of cash dividends on unallocated shares of ESOP preferred stock, which are paid in cash to the ESOP and allocated to the individual’s ESOP cash account. For fiscal year 2020, all dividends on unallocated ESOP shares were used to pay down the ESOP loan resulting in no distribution of dividends on unallocated ESOP shares.

Grants of Plan-Based Awards for Fiscal Year 2020

The following table provides information concerning awards granted to the NEOs in the last fiscal year under any plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Theshold $	Target $	Maximum $	Theshold $	Target $	Maximum $	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
D. Scott Barbour
Restricted Stock	5/22/2019	—	—	—	—	—	—	25,055	—	—	687,509
Restricted Stock Units	5/22/2019	—	—	—	25,055	50,110	100,200	—	—	—	1,375,018
Stock Options	5/22/2019	—	—	—	—	—	—	—	85,938	27.44	687,504
Cash Incentive Awards	N/A	435,000	870,000	1,740,000	—	—	—	—	—	—	—

Scott A. Cottrill
Restricted Stock	5/22/2019	—	—	—				6,720	—	—	184,397
Restricted Stock Units	5/22/2019	—	—	—	6,720	13,439	26,878	—	—	—	368,766
Stock Options	5/22/2019	—	—	—	—	—	—	—	23,047	27.44	184,376
Cash Incentive Awards	N/A	195,000	390,000	780,000	—	—	—	—	—	—	—

Ronald R. Vitarelli
Restricted Stock	5/22/2019	—	—	—				3,531	—	—	96,891
Restricted Stock Units	5/22/2019	—	—	—	3,531	7,061	14,122	—	—	—	193,754
Synergy Incentive	11/6/19				1,519	3,037	6,074				115,285
Stock Options	5/22/2019	—	—	—	—	—	—	—	12,110	27.44	96,880
Cash Incentive Awards	N/A	144,375	288,750	577,500	—	—	—	—	—	—	—

Robert M. Klein
Restricted Stock	5/22/2019	—	—	—				3,759	—	—	103,147
Restricted Stock Units	5/22/2019	—	—	—	3,759	7,517	15,034	—	—	—	206,266
Stock Options	5/22/2019	—	—	—	—	—	—	—	12,891	27.44	103,128
Cash Incentive Awards	N/A	125,125	250,250	500,500	—	—	—	—			—

Roy E. Moore, Jr.
Restricted Stock-IWT Leadership	7/31/2019	—	—	—	—	—	—	11,288	—	—	371,714
Restricted Stock-Equity Match	12/13/2019	—	—	—	—	—	—	30,367	—	—	1,144,836
Synergy Incentive	11/6/2019	—	—	—	7,525	15,050	30,100	—	—	—	571,298
IWT Leadership Incentive	11/6/2019	—	—	—	5,641	11,282	22,564	—	—	—	428,265
Cash Incentive Awards-Legacy IWT	N/A	123,898	247,795	743,385	—	—	—	—	—	—	—
Cash Incentive Awards	N/A	30,974	61,949	123,898	—	—	—	—	—	—	—

(1)     The amounts shown reflect the estimated payouts for fiscal year 2020 under the Cash Incentive Plan that the respective NEO would be eligible for assuming no use of discretion by the Committee in authorizing such payments. Actual amounts awarded are reflected in the Non-Equity Incentive

Plan Compensation column of the Summary Compensation Table above. For additional information, see discussion above under “— Compensation Discussion and Analysis — Components of Compensation — Fiscal Year 2020 — Annual Incentive Compensation.”

 (2)    Amounts in these columns represent the possible range (threshold to target to maximum) of performance-based restricted stock units, which will be settled in shares of Common Stock, that would be earned based on the achievement of pre-established goals for the April 1, 2019 to March 31, 2022 performance period (except in the case of Synergy Incentive Awards granted to Messrs. Vitarelli and Moore and an IWT Leadership Incentive Award granted to Mr. Moore, which have a performance period of August 1, 2019 to March 31, 2022). The number of performance-based restricted stock units earned could be zero if performance is below threshold.

(3)    The amounts shown are based on the aggregate grant date fair value of restricted stock, performance-based restricted stock units and stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described in Note 17 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2020

The following table sets forth the unexercised and unvested stock options and restricted stock held by NEOs at fiscal year-end. Each equity grant is shown separately for each NEO.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options That Are Exercisable Shares	Number of Securities Underlying Unexercised Options That Are Not Exercisable Shares	Option Exercise Price $	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested Shares	Market Value of Shares or Units of Stock That Have Not Vested (5) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7)($)

D. Scott Barbour
Stock Options (1)	9/1/2017	123,885	61,942	19.75	9/1/2027
Stock Options (2)	5/24/2018	26,677	53,353	25.75	5/23/2028
Stock Options (2)	5/22/2019	—	85,938	27.44	5/21/2029
Restricted Stock (4)						9/17	18,565	546,554
Restricted Stock (4)						5/18	16,181	476,369
Restricted Stock (4)						5/19	25,055	737,619
Restricted Stock Units (6)									48,544	1,429,135
Restricted Stock Units (6)									50,110	1,475,238

Scott A. Cottrill
Stock Options (2)	2/8/2017	43,809	—	24.20	3/31/2026
Stock Options (2)	2/8/2017	59,519	14,879	24.20	3/31/2026
Stock Options (2)	5/24/2018	7,469	14,939	25.75	5/23/2028
Stock Options (2)	5/22/2019	—	23,047	27.44	5/21/2029
Restricted Stock (4)						2/17	2,480	73,011
Restricted Stock (4)						5/18	4,531	133,393
Restricted Stock (4)						5/19	6,720	197,837
Restricted Stock Units (6)									13,592	400,148
Restricted Stock Units (6)									13,439	395,644

Robert M. Klein
Stock Options (3)	8/12/2014	9,235	18,468	15.74	3/31/2024
Stock Options (2)	2/8/2017	23,469	—	24.2	3/31/2026
Stock Options (2)	5/24/2018	4,268	8,537	25.75	5/23/2028
Stock Options (2)	5/22/2019	—	12,891	27.44	5/21/2029
Restricted Stock (4)						5/18	2,589	76,220
Restricted Stock (4)						5/19	3,759	110,665
Restricted Stock Units (6)									7,767	228,660
Restricted Stock Units (6)									7,517	221,300

Ronald R. Vitarelli
Stock Options (2)	9/1/2013	112,745	—	13.64	3/31/2023
Stock Options (2)	2/8/2017	31,292	—	24.20	3/31/2026
Stock Options (2)	5/24/2018	4,268	8,537	25.75	5/23/2028
Stock Options (2)	5/22/2019	—	12,110	27.44	5/21/2029
Restricted Stock (4)						5/18	2,589	76,220
Restricted Stock (4)						5/19	3,531	103,953
Restricted Stock Units (6)									7,767	228,660
Restricted Stock Units (6)									7,061	207,786
Restricted Stock Units (6)									3,037	89,409

Roy E. Moore, Jr.
Restricted Stock (4)						7/19	11,288	332,319
Restricted Stock (4)						12/19	30,367	894,004
Restricted Stock Units (6)									15,050	443,072
Restricted Stock Units (6)									11,282	332,142
Restricted Stock Units (6)									26,332	775,214

(1)

Stock options issued in 2017 pursuant to the 2017 Incentive Plan, which vest over a three-year period in 33% installments beginning with the first anniversary following the grant date of September 1, 2017, provided that Mr. Barbour remains in continuous service with the Company through the relevant vesting date.

(2)

Stock options issued in 2013 pursuant to the 2013 Plan, which vest over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date. The vesting terms of these options did not accelerate upon completion of our IPO. Stock options issued in 2017 pursuant to the 2013 Plan, which vest over a three-year period in one-third installments each year, beginning with the first anniversary, for all participants (except for Mr. Cottrill’s ‘sign-on’ option award, which vests 20% per year, beginning on November 9, 2016). Stock options issued in 2018 pursuant to the 2017 Incentive Plan, which vest over a three-year period in 33% installments beginning with the first anniversary following the grant date of May 24, 2018. Stock options issued in 2019 pursuant to the 2017 Incentive Plan, which vest over a three-year period in 33% installments beginning with the first anniversary following the grant date of May 22, 2019.

(3)

Stock options issued pursuant to the 2000 Plan, which vest over a three-year period in one-third installments each year, beginning with the fifth anniversary following the grant date, provided however that all then-remaining unvested options vested in full upon completion of our IPO.

(4)

Restricted stock other than the 2017 grant issued pursuant to the 2008 Plan, which vests over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date. Restricted stock in the 2017 grant, which vests over a three-year period in 33% installments beginning with the first anniversary following the grant date (except with respect to restricted stock grants awarded to Mr. Cottrill, which grants vest over a five-year period in 20% installments each year). The number of shares listed in this column reflects the total number of shares of restricted stock that vested during fiscal year 2020.

(5)	The market value is the product of $29.44, the closing price of our common shares on the NYSE on March 31, 2020, and the number of unvested stock awards.
(6)

This column includes the performance shares as if they were earned at the target level for the April 1, 2018 through March 31, 2021 or April 1, 2019 through March 31, 2022 performance period, as applicable (except in the case the Synergy Incentive Awards granted to Messrs. Vitarelli and Moore and the IWT Leadership Incentive Award granted to Mr. Moore, which have a performance period of August 1, 2019 to March 31, 2022). The number of performance shares earned for this open performance period will be determined at the end of the performance period.

(7)

The market value of the equity awards that have not vested is calculated by multiplying the number of units of stock that have not vested by the closing price of our common stock on March 31, 2020, which was $29.44.

Option Exercises and Stock Vested for Fiscal Year 2020

The following table sets forth for each NEO the exercises of stock options and the vesting of stock awards during fiscal year 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1) $	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting (1) $
D. Scott Barbour	—	—	26,656	821,810
Scott A. Cottrill	—	—	9,566	384,076
Robert M. Klein	—	—	3,877	157,772
Ronald R. Vitarelli	52,000	1,742,720	4,378	197,438
Roy E. Moore, Jr.	—	—	—	—
(1)

Amounts shown represent (i) with respect to option awards, the difference between the closing price of our common shares on the NYSE on the date of the options’ exercise and the option exercise price, and (ii) with respect to stock awards, the value of the restricted shares that vest based on the closing price of our common shares on the NYSE on the date (or the closing price of our common shares on the NYSE on the next business day in the event the NYSE was closed on the vesting date) the shares vested. The foregoing values do not necessarily equate to cash realized from the sale of shares acquired upon the exercise of options or vesting of restricted stock as shares were not sold on exercise or upon vesting but continue to be held by the NEO.

(2)

Restricted stock other than the 2017, 2018 and 2019 grants vests over a five-year period in 20% installments each year, beginning with the first anniversary following the grant date. Restricted stock in the 2017, 2018 and 2019 grant vests over a three-year period in 33% installments beginning with the first anniversary following the grant date. The number of shares listed in this column reflects the total number of shares of restricted stock that vested during fiscal year 2019.

Pension Benefits and Nonqualified Deferred Compensation for Fiscal Year 2020

We do not provide any defined benefit plans or nonqualified deferred compensation plans to our NEOs.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee.

In fiscal year 2020, the median employee at Advanced Drainage Systems, Inc. identified through the prescribed eligibility methodology remained employed for the entire fiscal year.  The Company believes that there have been no changes to our employee population or employee compensation arrangements that would significantly impact the CEO pay ratio disclosure. This employee’s earnings for the period of April 1, 2019 to March 31, 2020 were used in the fiscal year 2020 CEO Pay Ratio calculation.

Mr. Barbour served in the capacity of Advanced Drainage Systems, Inc. CEO for the entire period of April 1, 2019 to March 31, 2020 (fiscal year 2020).

In fiscal year 2020, Mr. Barbour’s annual total compensation was $5,775,023, while the median employee’s earnings were $123,459.  As a result, the calculated ratio of the CEO’s annual total compensation to the median employee annual total compensation is 47 to 1. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

 Employment Agreements

Messrs. Barbour, Cottrill, Vitarelli and Klein have each entered into employment agreement with us, which were negotiated between each NEO and us at arms-length. Certain elements of the compensation payable to our NEOs are set forth in these employment agreements, including initial base salary (subject to periodic adjustment) and scope of incentive compensation and benefits. These employment agreements also require us to make certain payments upon termination or change in control, as set forth below in “— Potential Payments upon Termination or Change in Control.” Mr. Moore's employment is governed by his employment agreement with Infiltrator Water Technologies, LLC, which entity we acquired during fiscal year 2020. A summary of Mr. Moore's employment agreement is set forth below.

D. Scott Barbour. On September 1, 2017, we entered into an executive employment agreement with Mr. Barbour, our President and Chief Executive Officer. The terms of Mr. Barbour’s employment agreement provide for an annual base salary of $870,000 for fiscal year 2020, effective June 1, 2019, an annual incentive plan target goal of 100% of base salary and initial equity awards of restricted stock with a value of $1,100,000 and non-qualified stock options with a value of $1,100,000. Under the agreement, Mr. Barbour is entitled to certain standard benefits, including vacation, sick leave, and life and long and short term disability insurance. Mr. Barbour will also receive certain perquisites consistent with those provided to other senior executive officers, including reimbursement for pre-approved country club or fitness membership dues. Mr. Barbour is also eligible for pre-approved personal use of Company-owned or leased aircraft, subject to reimbursement to the Company of the variable cost of the aircraft for all occupied flight hours associated with routine personal usage. The employment agreement continues until terminated by Mr. Barbour or the Company. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Barbour that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.

Scott A. Cottrill. On November 9, 2015, we entered into an employment agreement with Mr. Cottrill, our Chief Financial Officer. The employment agreement provided for an initial employment period ending March 31, 2018. Beginning on January 1, 2018 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Cottrill’s annual base salary for fiscal year 2020, effective June 1, 2019 was $520,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Cottrill that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.

Ronald R. Vitarelli. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Vitarelli, our Executive Vice President, Engineering and Business Development. The employment agreement provides for an initial employment period ending March 31, 2017. Beginning on January 1, 2017 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Vitarelli’s annual base salary for fiscal year 2020, effective June 1, 2019 was $385,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Vitarelli that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Robert M. Klein. On June 20, 2014, we entered into an amended and restated employment agreement with Mr. Klein, our Executive Vice President, Sales. The employment agreement provides for an initial employment period ending March 31, 2015. Beginning on January 1, 2015 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Klein’s annual base salary for fiscal year

2020, effective June 1, 2019 was $385,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Klein that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Roy E. Moore, Jr. On May 27, 2015, Mr. Moore entered into an amended and restated employment agreement with Infiltrator Water Technologies, LLC.  This agreement was assigned to us in connection with the acquisition of Infiltrator. The employment agreement provides for an initial employment period of one year, ending on May 27, 2016.  Beginning at the termination of the initial term, the employment agreement will be extended automatically for an additional one year period, and shall continue until termination pursuant to its terms, including termination by either party through notice at least ninety days prior to the applicable expiration date.  Mr. Moore’s annual base salary for fiscal year 2020, effective August 1, 2019, was $495,591, and he is entitled to receive incentive compensation in accordance with plans and arrangements set forth under "Compensation Discussion and Analysis— Components of Executive Compensation – Fiscal Year 2020— Infiltrator Compensation Program Overview and Fiscal 2020 Outcomes for Mr. Moore— Annual Incentive Compensation."  The employment agreement also contains customary non-competition covenants of Mr. Moore that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Potential Payments upon Termination or Change in Control

We have outstanding employment agreements with each of our NEOs as described above under “— Employment Agreements” which require the payment of certain benefits to each NEO under certain circumstances.

Our employment agreement with our President and Chief Executive Officer, D. Scott Barbour, provides that in the event Mr. Barbour terminates his employment for good reason or Mr. Barbour’s employment is terminated by the Company for no reason or any reason other than cause, death or disability, Mr. Barbour shall be entitled to receive payments and benefits as follows:

•	for the 24 months following the termination date, we will continue to pay Mr. Barbour’s base salary, and
•	after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s prorated bonus for the fiscal year.

For the purpose of Mr. Barbour’s employment agreement, “good reason” includes (i) a material reduction in salary; (ii) our action which would adversely affect Mr. Barbour’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce Mr. Barbour’s participation in, or materially reduces the maximum potential incentive compensation available to him under any of our material incentive compensation plan or program; (iv) the assignment of Mr. Barbour to a position of a materially lesser status or degree of responsibility; (v) the assignment of Mr. Barbour to a primary work location (A) outside the United States or (B) at which (I) neither we nor any of our affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of Mr. Barbour to perform his duties and responsibilities to the Company is materially impaired; or (vi) a breach by us of any of our material covenants or agreements contained in Mr. Barbour’s employment agreement. The term “cause” includes (i) substantial and material non-performance of his duties, continued, willful insubordination or other willful and material failure to adhere to any policy of the Company or any of its affiliates; (ii) the willful misappropriation (or attempted willful misappropriation) of any of the funds or property of the Company or any of its affiliates; or (iii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, (A) a felony, (B) the equivalent thereof, (C) any other crime with respect to which active imprisonment is imposed, or (D) any other crime involving theft, willful misappropriation, embezzlement, fraud or dishonesty.

Our employment agreements with Messrs. Cottrill, Vitarelli and Klein identify the following as specified circumstances that would require the payment of certain benefits:

•	termination by us at the end of the executive’s initial employment period or renewal period by giving three-month notice,
•	death or disability,
•

termination by the executive at the end of the executive’s initial employment period or renewal period by giving three-month notice, if the executive will have attained the age of 65 years on the employment termination date,

•	termination by the executive upon our breach of a material covenant in the employment agreement and failure to cure after receiving notice of such breach,
•

termination by the executive for good reason, which includes the following without the executive’s consent: (i) a reduction in base salary; (ii) our action which would adversely affect the executive’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce the executive’s participation in, or materially reduces the target potential incentive compensation available to the executive under any of our material incentive compensation plan or program; (iv) the assignment of the executive to a position of a materially lesser status or degree of responsibility; or (v) the assignment of the executive to a primary work location (A) outside the United States or (B) at which (I) neither we nor our affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of the executive to perform his duties is materially impaired, and

•

termination by us for no reason or for any reason other than mutual agreement for termination or termination for cause. “Cause” includes the executive’s non-performance of duties, failure to adhere to our policies, misappropriation of our property, conviction of a felony or equivalent, or other crimes subject to possible imprisonment or involving theft, misappropriation, embezzlement, fraud or dishonesty.

In the event of termination as a result of the specified circumstances described above, each of Messrs. Cottrill, Vitarelli and Klein shall be entitled to receive payments and benefits as follows:

•

for the 24 months (or 18 months in the case of Messrs. Vitarelli and Cottrill) following the termination date, we will continue to pay the executive’s base salary, subject to reduction by the proceeds actually paid to the executive under any disability insurance policies maintained by us if the termination is due to the executive’s disability,

•	after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s prorated bonus for the fiscal year,
•

after the conclusion of our first full fiscal year immediately following the conclusion of our fiscal year in which the termination occurs, we will pay Mr. Klein a lump sum cash payment, which we refer to as the Termination Bonus I, as calculated under the applicable employment agreement, and

•

after the conclusion of our second full fiscal year immediately following the conclusion of our fiscal year in which the termination occurs, we will pay Mr. Klein a lump sum cash payment, which we refer to as the Termination Bonus II, as calculated under the applicable employment agreement.

Our employment agreement with Mr. Moore provides that in the event of termination of Mr. Moore’s employment due to his death or disability, he shall be entitled to a pro-rata portion of his annual bonus under the applicable annual incentive bonus plan for the calendar year in which his termination occurred, payable at the same time bonuses for such year are paid to other senior executives pursuant to such annual incentive bonus plan. If Mr. Moore’s employment is terminated by the Company without cause or due to a non-renewal of the term of his employment agreement by the Company, Mr. Moore shall be entitled to receive payments and benefits as follows:

•	we will continue to pay his then-current base salary for 12 months,
•

to the extent Mr. Moore elects continuation coverage for health, dental or vision under COBRA, we will pay him an amount equal to the portion of the applicable premium or contribution under COBRA for health, dental and vision coverage that exceeds the amount of the premium or contribution Mr. Moore paid for such coverage as an active employee immediately prior to his termination date, and

•	we will pay him an annual bonus under the applicable annual incentive bonus plan for the calendar year in which his termination occurs, payable as if such termination had not occurred.

For the purpose of Mr. Moore’s employment agreement, “cause” includes (i) Mr. Moore’s having been convicted of any crime which involves fraud, embezzlement, theft or dishonesty, or (ii) any substantial failure, inability or refusal to perform, or breach of, his duties as an employee of the Company which remains uncured 30 days after written notice from the Company, provided that if the breach is of a type which cannot be cured within 30 days despite Mr. Moore’s best efforts to do so, Mr. Moore shall not be in breach if he diligently pursues the cure to completion.

 For each of our NEOs, the payment of the above 24, 18 or 12 months base salary and, if applicable, Termination Bonus I and Termination Bonus II is conditioned upon the executive’s release of claims against us.

In the cases of Messrs. Vitarelli and Klein, the employment agreements also provide that, notwithstanding anything to the contrary in any equity incentive plan or related agreements, if the executive’s employment is terminated by us for any reason other than for cause, all unvested restricted shares under the 2008 Plan and all unvested options under the 2000 Plan or the 2013 Plan awarded to the executive will fully vest at the employment termination date. Such vested options will be exercisable during the 90 consecutive day period immediately following the employment termination date.

Our stock option agreements with each NEO under the 2000 Plan and the 2013 Plan provide that (i) upon death or disability of the executive, all the options may be exercised during the one-year period commencing on the date of the executive’s death or disability and (ii) upon termination of employment of the executive for any reason other than for death, disability or for cause, all the vested options may be exercised during the three-month period commencing on the employment termination date. Our stock option agreements with each NEO under the 2017 Incentive Plan provide that (i) upon death or disability of the executive, all the options may be exercised during the one-year period commencing on the date of the executive’s death or disability and (ii) upon termination of employment of the executive for any reason other than for cause, (a) the Compensation Committee may, in its discretion, vest any unvested options and (b) all vested options may be exercised during the three-month period commencing on the employment termination date. Our restricted stock agreements with each NEO under the 2008 Plan provide for the vesting of restricted shares upon death or disability and upon termination by the Company of employment of the executive for any reason other than for death, disability or for cause. The restricted shares, options and time-based portion of performance-based restricted stock units granted to our NEOs under the 2017 Incentive Plan will vest upon death or disability and may, in the Compensation Committee’s discretion, vest upon termination by the Company other than for cause.

Change in Control. Under the 2000 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to: (i) our entry into an agreement to merge, consolidate or reorganize into or with another corporation or other legal person, and as a result less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction will be held in the aggregate by officers, directors and holders of a beneficial interest in our voting securities immediately prior to such transaction; (ii) our entry into an agreement to sell or otherwise transfer all or substantially all of its assets to any other corporation or other legal person, and as a result a beneficial interest in less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by officers, directors and holders of a beneficial interest in our voting securities immediately prior to such sale or transfer; or (iii) during any continuous 12-month period our stockholders’ sale of or entry into an agreement or agreements to sell to anyone other than us our securities representing 50% or more of our combined voting power at the beginning of such 12-month period.

Under the 2008 Plan, our restricted stock agreements with the executives provide that the restricted shares will vest effective at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.

Under the 2013 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.

The 2017 Incentive Plan provides that in the event stock options, restricted shares or restricted stock units are assumed or continued in connection with a change in control transaction and employment is terminated without cause or for good reason within twenty-four (24) months of such change in control, (i) all stock options and restricted shares will vest and become exercisable and (ii) with respect to restricted stock units, all performance goals and/or other vesting criteria shall be deemed achieved at one hundred percent of target levels. In the event of a change in control transaction in which stock options, restricted shares and restricted stock units are not assumed or continued, all such awards may, in the Compensation Committee’s discretion, vest and become exercisable.

Potential Payment. The following table sets forth the payments and benefits that would be received by each NEO in the event a termination of employment or a change-in-control of the Company had occurred on March 31, 2020, over and above any payments or benefits he otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company. The NEO would receive other payments and benefits as well upon termination of employment to which he was already entitled or vested in on such date. The actual amounts to be paid can only be determined at the time of such NEO’s separation from us and could therefore be more or less than the amounts set forth below. For the purposes of the calculations in the table, payments that would be made over time have been presented as a lump sum value.

Name	Severance Payment $	Bonus Payment (4) $	Value of Accelerated Equity (5) $	Total $
D. Scott Barbour
Specified Circumstances (1)	$1,740,000	$1,700,000	$5,462,006	$8,902,006
Other Terminations (2)	$—	$—	$5,462,006	$5,462,006
Change in Control (3)	$—	$—	$5,462,006	$5,462,006

Scott A. Cottrill
Specified Circumstances (1)	$780,000	$738,623	$1,301,252	$2,819,875
Other Terminations (2)	$780,000	$738,623	$—	$1,518,623
Change in Control (3)	$—	$—	$1,301,252	$1,301,252

Ronald R. Vitarelli
Specified Circumstances (1)	$577,500	$532,428	$761,840	$1,871,768
Other Terminations (2)	$577,500	$532,428	$—	$1,109,928
Change in Control (3)	$—	$—	$761,840	$761,840

Robert M. Klein
Specified Circumstances (1)	$770,000	$1,421,850	$947,141	$3,138,991
Other Terminations (2)	$770,000	$1,421,850	$—	$2,191,850
Change in Control (3)	$—	$—	$947,141	$947,141

Roy E. Moore Jr.
Specified Circumstances (1)	$509,851	$607,540	$2,776,751	$3,894,142
Other Terminations (2)	$—	$607,540	$2,776,751	$3,384,291
Change in Control (3)	$—	$—	$2,776,751	$2,776,751

(1)

In the case of Mr. Barbour, Specified Circumstances include termination by Mr. Barbour of his employment for good reason or termination by the Company for no reason or any reason other than cause, death or disability (as all such terms are defined in Mr. Barbour’s employment agreement); provided that Mr. Barbour’s equity awards will not accelerate if he elects to terminate his employment for good reason. In the case of Messrs. Cottrill, Vitarelli and Klein, Specified Circumstances include termination (i) by the Company at the end of the respective employment period, (ii) upon the death of the respective NEO, (iii) upon the disability of the respective NEO, and (iv) by the Company for no reason or any other reason other than mutual agreement or termination for cause. In the case of Mr. Moore, Specified Circumstances include termination (i) by the Company at the end of the respective employment period and (ii) by the Company without cause.

(2)

In the case of Messrs. Barbour and Moore, Other Terminations include termination upon death or disability. In the case of Messrs. Cottrill, Vitarelli and Klein, Other Terminations include termination (i) by the NEO at the end of the respective employment period if such NEO has obtained the age of sixty-five (65), (ii) by the NEO following a breach by the Company of any of its material covenants or agreements contained in the NEO’s employment agreement not otherwise cured and (iii) by the NEO for good reason (as such term is described above).

(3)

The Company does not provide special change-in-control benefits to NEOs. The Company’s only change-in-control arrangement is accelerated vesting of certain equity awards. No NEO is entitled to any payment or accelerated benefit in connection with a change-in-control of the Company, except for accelerated vesting of stock options granted, restricted stock granted and restricted stock units granted under the (i) 2000 Stock Option Plan, (ii) the 2008 Restricted Stock Plan (iii) the 2013 Stock Option Plan or (iv) 2017 Stock Incentive Plan. Change-in-Control is defined above. The stock options, restricted shares and restricted stock units granted to Mr. Barbour under the 2017 Incentive Plan may, in the Compensation Committee’s discretion, vest and become exercisable in the event such awards are not assumed or continued or, if the stock options are assumed or continued, in the event Mr. Barbour’s employment is terminated without cause or for good reason within twenty-four (24) months of such change in control.

(4)

Amount reflects accrued bonus for fiscal year 2020 and, in the case of Mr. Klein, Termination Payment I and Termination Payment II (collectively, the “Termination Payments”). The Termination Payment amounts were assumed, although actual amount would depend on performance of the Company in the relevant two years following termination. Termination Payments for subsequent years, if any, upon termination of Mr. Klein are based on a formula equal to the lesser of the bonus paid (i) for the full year immediately prior to termination and (ii) certain bonus calculations earned for the two years following termination. Based on such formula, the Termination Payment amounts included in the table are capped at 2xs the bonus paid for fiscal year 2020 but may be less based on the productivity of the Company for subsequent years. Therefore, in the case of Mr. Klein, the bonus amounts reflected in the table are 3xs the bonus paid for fiscal year 2020 (comprised of the actual 2020 bonus award amount and 2xs such amount for the Termination Payments). Messrs. Barbour, Cottrill, Vitarelli and Moore are not entitled to Termination Payments.

(5)

Amounts include the acceleration of stock options, calculated by multiplying the number of shares underlying each stock option whose vesting would be accelerated or that would vest during the notice period, as the case may be, by the difference between $29.44, the closing price of our common shares on the NYSE on March 31, 2020, and the exercise price of the in-the-money accelerated stock options. Acceleration of restricted stock are also included and were calculated by multiplying the number of shares underlying each unit of restricted stock whose vesting would be accelerated by $29.44. Acceleration of restricted stock units are also included and were calculated by multiplying the number of RSUs held by the NEO, assuming achievement of the applicable performance goal at 100% of the target, by $29.44.

Equity-Based Incentive Plans

Prior Plans

Equity awards made by the Company prior to fiscal year 2018 are governed by the 2000 Incentive Stock Option Plan, the 2008 Restricted Stock Plan or the 2013 Stock Option Plan, as applicable (collectively, the “Prior Plans”). The Prior Plans are described below. No further awards will be made under the Prior Plans.

2000 Incentive Stock Option Plan

Options granted pursuant to the 2000 Plan constitute incentive stock options for federal income tax purposes. Any option granted pursuant to the 2000 Plan must be granted within 10 years from the effective date of its adoption. As of September 2008, further grants under the 2000 Plan were discontinued, although existing stock option grants continue to vest.

Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2000 Plan was 4,707,000, subject to adjustment in the event of changes in our capitalization. As of March 31, 2020, options to purchase 71,086 shares of our common stock were still outstanding and no shares of our common stock were available for future grant under the 2000 Plan. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2000 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2000 Plan may be authorized and unissued shares or shares held by us in our treasury.

Eligibility. Officers and other key employees of the Company and its subsidiaries, as selected from time to time by the Board, shall be eligible to be granted options under the 2000 Plan.

Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2000 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2000 Plan. Pursuant to the terms of each incentive stock option award agreement, the vesting for all option awards accelerated and became fully vested upon completion of our IPO.

2008 Restricted Stock Plan

The purpose of the 2008 Plan is to afford an incentive to, and encourage stock ownership by, our key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Awards under the 2008 Plan must have been made before September 15, 2018.

Administration. Our Board supervises the administration of the 2008 Plan. Subject to the provisions of the 2008 Plan, the Board has conclusive authority to construe the 2008 Plan and any restricted stock agreement entered thereunder, and to establish and amend the administrative policies for the administration of the 2008 Plan.

Eligibility. Any of our or our subsidiaries’ directors or employees is eligible to participate in the 2008 Plan.

Shares Available. The maximum aggregate number of shares available to be issued under the 2008 Plan was 1,012,005 subject to adjustment in the event of changes in our capitalization. Such shares must be made available solely from our treasury shares. As of March 31, 2020, no restricted shares of our common stock were available for future grant under the 2008 Plan.

Participation. Our Board will select participants and determine the terms of the awards under the 2008 Plan, which will be set forth in a restricted stock agreement.

Terms of Awards. The awards of restricted stock will be subject to the terms and restrictions as determined by our Board, which may also modify, or accelerate the termination of, such restrictions. During the period in which any shares are subject to restrictions, the Board may grant to the recipient of the award all or any of the rights of a stockholder with respect to such shares, including the right to vote and to receive dividends. The 2008 Plan authorizes our Board (i) to grant awards to any participant calculated as a percentage of such participant’s base pay and (ii) to determine the amount of such award based on achievement of a target. In addition, the Board may choose, at the time of the grant of an award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms and restrictions as the Board may establish. The grant of awards is contingent upon the participant’s execution of an executive responsibility agreement, or such other non-competition, non-solicitation and/or nondisclosure agreement as we may require.

Amendment. We may, by action of our Board, amend or terminate the 2008 Plan at any time, or, by action of the Board with the consent of the anticipant, to amend or terminate any outstanding award of restricted stock.

2013 Stock Option Plan

The purpose of the 2013 Plan is to afford an incentive to, and encourage stock ownership by, our officers and other key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Options granted pursuant to the 2013 Plan will not constitute incentive stock options for the federal income tax purposes unless expressly designated by our Board. Any option granted pursuant to the 2013 Plan must be granted within 10 years from the effective date of its adoption.

Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2013 Plan was 3,323,142, subject to adjustment in the event of changes in our capitalization. As of March 31, 2020, options to purchase 565,241 shares of our common stock were still outstanding and no shares of our common stock were available for future grant under the 2013 Plan. On May 7, 2014, our Board authorized an amendment to the 2013 Plan that increased the maximum aggregate number of shares available to be issued under the 2013 Plan by 969,642 shares from 2,353,500 shares to 3,323,142 shares. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2013 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2013 Plan may be authorized and unissued shares or shares held by us in our treasury.

Administration. Our Board administers the 2013 Plan. Subject to the provisions of the 2013 Plan, the Board has the discretion to determine the employees to be granted options and the number of shares subject to each option (except that options granted to members of the Board are subject to the approval of a majority of the our disinterested directors), the time to grant options, the option price, the time and duration to exercise the options. Subject to the terms of the 2013 Plan, the Board also has the discretion to specify additional conditions to the grant and exercise of any option as well as interpret the provisions of, and any option granted under, the 2013 Plan.

Eligible Employees. Options will be granted to our officers and other key employees as our Board selects from time to time. However, for any incentive stock options, (i) no employee can be granted an option if such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of ours or of any of our subsidiaries unless the option price is at least 110% of the fair market value of the underlying shares and such option is not exercisable after the expiration of five years from the date such option is granted, and (ii) such employees must execute a non-competition and non-disclosure agreement in order to receive grant of the options.

Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2013 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2013 Plan. Option awards under the 2013 Plan did not fully vest or further accelerate upon completion of our IPO.

Amendment. Our Board may, with respect to any shares of our common stock not subject to options at such time, discontinue or amend the 2013 Plan in any respect as it deems advisable. However, without the approval of our stockholders, the Board cannot increase the aggregate number of shares subject to the 2013 Plan, change the eligibility of employees for participation in the 2013 Plan, issue options with an option price of less than 100% of the fair market value of the shares, or make other amendments which will cause options issued to fail to qualify as incentive stock options for the federal income tax purposes.

2017 Omnibus Incentive Plan

The 2017 Incentive Plan governs any equity award grant made on or after April 1, 2017. The 2017 Incentive Plan implements an important part of our compensation philosophy regarding paying for performance. The 2017 Incentive Plan allows us to continue to provide an appropriate mix of compensation and provide management and the compensation and management development committee with flexibility and discretion to evolve our compensation philosophy, awards and program from year to year.

Types of Awards. The 2017 Incentive Plan provides for the award of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), phantom stock, cash-based awards, performance awards (which may take the form of performance cash, performance units or performance shares) and other stock-based awards. Subject to the terms of the 2017 Incentive Plan, the compensation and management development committee has discretion to determine the form and amount of the award, and the terms and conditions under which the award is granted. Under no circumstances may the compensation and management development committee award options or grants in excess of the share pool then available.

Eligible Participants. Persons eligible to participate in the 2017 Incentive Plan include employees of the Company and its subsidiaries, non-employee directors, consultants and advisors, as selected by the compensation and management development committee.

Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2017 Plan is 3,500,000, subject to adjustment in the event of changes in our capitalization. As of March 31, 2020, options to purchase 784,748 shares of our common stock were still outstanding and 1,770,907 shares of our common stock were available for future grant under the 2017 Plan.

Plan Administration. The 2017 Incentive Plan is administered by the compensation and management development committee.

Limitations on Individual Awards. No individual may (a) be granted stock options (nonqualified & incentive stock options) and SARs during any 12-month period with respect to more than 1,000,000 shares; (b) be granted other share-based awards during any calendar year with respect to more than 500,000 shares that may be earned for each 12 months in the vesting period or performance period; or (c) receive awards denominated in cash during any calendar year having an aggregate dollar value in excess of $5 million that may be earned for each 12 months in the performance period. The foregoing limits, contained in Section 11.5 of the 2017 Incentive Plan, apply only to awards intended to comply with the performance-based compensation exception under Internal Revenue Code Section 162(m) that provides the Company with tax deductions for eligible performance-based compensation paid to certain employees in excess of $1 million. The 2017 Incentive Plan authorizes the compensation and management development committee to grant awards that are not subject to such limits if such committee does not intend such awards to qualify for the Internal Revenue Code Section 162(m) performance-based compensation exception. In addition, during no fiscal year shall the aggregate amount of all compensation granted to a non-employee director exceed $500,000.

Employee Stock Ownership Plan

We sponsor a tax-qualified employee stock ownership plan and trust, or the ESOP, that covers our legacy ADS employees who meet certain service requirements, including all of our NEOs (other than Mr. Moore). The ESOP was established effective April 1, 1993, and was originally funded with a 30-year term loan from us as well as a transfer of assets from our profit sharing retirement plan, both of which were used to purchase shares of our convertible preferred stock. The loan is secured by a pledge of unallocated convertible preferred stock purchased by the ESOP with such loan proceeds that has not yet been released from the pledge (as a result of ESOP payments on the loan) and allocated to participants’ ESOP accounts. The ESOP operates as a leveraged ESOP and was designed to enable eligible employees to acquire stock ownership interests in us by virtue of their accounts under the ESOP. For a description of the ESOP, see Note 16 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the fiscal year ended March 31, 2020.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The compensation and management development committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards. The Board has currently determined to hold the advisory vote on executive compensation each year, meaning that after the 2020 Annual Meeting of Stockholders, the next advisory vote on executive compensation will be held at the 2021 Annual Meeting.

The Company is asking the stockholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the 2020 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the compensation and management development committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

AUDIT COMMITTEE MATTERS

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in fiscal year 2020 and has been selected to serve in such capacity in fiscal year 2021. The Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm in the future. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present or participating by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. This proposal is a discretionary item and, thus, NYSE member brokers that do not receive instructions from beneficial owners may vote your shares in their discretion. Therefore, there will be no broker non-votes on this proposal.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending March 31, 2021. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the stockholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2003 and is expected to continue as the Company’s auditors for the fiscal year 2021. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting via webcast. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee must preapprove all audit, audit-related and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

For the fiscal years ended March 31, 2020 and 2019, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Fiscal Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2020	$3,935,000	$360,000	$5,500	$4,075
2019	$2,860,000	$350,000	$35,500	$2,100

Fees noted in “Audit Fees” in fiscal years 2020 and 2019 represent fees for the audits of the annual consolidated financial statements as of and for the years ending March 31, 2020 and 2019; and reviews of the interim financial statements included in quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory filings.

“Audit-Related Fees” in fiscal years 2020 and 2019 represent fees related to work performed in connection with registration statements and other correspondence with the SEC.

“Tax Fees” in fiscal years 2020 and 2019 represent fees for international tax compliance services.

Fees noted in “All Other Services” in fiscal years 2020 and 2019 represent an annual subscription for access to the on-line accounting research tool of Deloitte.

The Audit Committee has approved all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended March 31, 2020. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert M. Eversole, Chair Michael B. Coleman
Alexander R. Fischer
Tanya Fratto

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

The following table sets forth beneficial ownership of shares of common stock of the Company by (i) persons believed by us to beneficially own more than 5% of the outstanding shares, based on our review of SEC filings, (ii) all directors and nominees, (iii) the named executive officers included in the Summary Compensation Table in this Annual Report on Form 10-K, and (iv) all directors, nominees, and executive officers as a group (as of May 19, 2020).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
The Vanguard Group (1) 455 Devon Park Drive Valley Forge, PA 19087	4,120,823	5.94%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	3,767,322	5.43%
ESOP (3) c/o Advanced Drainage Systems, Inc. 4640 Trueman Boulevard Hilliard, Ohio 43026	16,583,284	19.30%
Berkshire Partners Holdings LLC (4) 200 Clarendon Street, 35th Floor Boston, Massachusetts 02116	12,840,658	18.52%
Wellington Management Group LLP (5) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	6,598,428	9.52%
Joseph A. Chlapaty (6) 5500 Frantz Road Ste. 167-A Dublin, OH 43017	6,530,081	9.42%
Directors and Named Executive Officers (not listed above):
D. Scott Barbour (7)	310,908	*
Scott A. Cottrill (8)	159,376	*
Roy E. Moore, Jr. (9)	108,655	*
Ronald R. Vitarelli (10)	188,804	*
Robert M. Klein (11)	465,629	*
Anesa T. Chaibi	—	—
Michael B. Coleman	5,485	*
Robert M. Eversole	58,290	*
Alexander R. Fischer	23,510	*
Tanya Fratto	19,608	*
M.A. (Mark) Haney	29,608	*
Ross M. Jones (12)	12,851,165	18.53%
C. Robert Kidder	34,699	*
Carl A. Nelson, Jr.	20,734	*
Manuel J. Perez de la Mesa	5,682	*
All directors, nominees and executive officers as a group (18 persons) (13)	14,522,664	20.74%
*	Less than 1%

(1)

We obtained the information regarding share ownership from the Schedule 13G/A filed February 12, 2020 by The Vanguard Group, which reported sole dispositive power as to 4,025,746 shares of common stock and shared dispositive power as to 95,077 shares of stock as of December 31, 2019.

(2)

We obtained the information regarding share ownership from the Schedule 13G filed February 7, 2020 by BlackRock, Inc., which reported sole dispositive power as to 3,767,322 shares of common stock and sole voting power as to 3,647,602 shares of common stock as of December 31, 2019.

(3)	Consists of shares of common stock issuable upon the exercise of the conversion option for all of the shares of ESOP Preferred Stock held by the ESOP at a ratio of 1-to-0.7692.

(4)

As reflected on the Form 4 filed with the SEC on October 7, 2019. Represents (i) 12,562,461 shares held by Berkshire Fund IX, L.P. ("BF IX"), Berkshire Fund IX-A, L.P. ("BF IX-A"), Stockbridge Fund, L.P. ("SF"), Stockbridge Absolute Return Fund, L.P. ("SARF") and certain other accounts, (ii) 143,356 shares held by Berkshire Investors III LLC (“BI III”), and (iii) 134,841 shares held by Berkshire Investors IV LLC (“BI IV”). Ninth Berkshire Associates LLC ("9BA") is the general partner of BF IX and BF IX-A, and Stockbridge Associates LLC ("SA") is the general partner of SF and SARF. Berkshire Partners LLC ("BP") is the investment adviser to BF IX and BF IX-A and the investment manager of BI III and BI IV, and Stockbridge Partners LLC ("SP") is the investment adviser to SF, SARF and such certain other accounts. Berkshire Partners Holdings LLC ("BPH") is the general partner of BPSP, L.P. ("BPSP"), which is the managing member of BP and SP. As the general partner of BPSP, BPH may be deemed to beneficially own shares of common stock that are beneficially owned by BPSP.  BPH, BPSP, BP, SP, 9BA and SA are under common control and may be deemed to be, but do not admit to being, a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Each of BPH, BPSP, BP, SP, 9BA and SA disclaims beneficial ownership of any shares of common stock except to the extent of its pecuniary interest therein.

(5)

We obtained the information regarding share ownership from the Schedule 13G/A filed January 8, 2020 by Wellington Management Group LLP and related entities, which reported shared voting power as to 6,160,992 shares of common stock and shared dispositive power as to 6,598,428 shares of common stock as of December 31, 2019.

(6)

Includes, with respect to Joseph A. Chlapaty, 6,529,581 shares of common stock directly owned of record by the Joseph A. Chlapaty Trust, as to which Mr. Chlapaty, as trustee, has voting and investment power, and 500 shares of common stock directly owned by Mr. Chlapaty’s spouse, but excludes any shares of common stock directly owned by Mr. Chlapaty’s children and any shares of common stock beneficially owned by Mr. Chlapaty’s children through irrevocable trusts of which Mr. Chlapaty is not a trustee. Mr. Chlapaty disclaims beneficial ownership of the above excluded shares except to the extent of any pecuniary interest (as defined in Rule 16a–1(a)(2) promulgated under the Exchange Act) that he may have as to such excluded shares.

(7)

Includes, with respect to D. Scott Barbour, 45,223 shares of common stock directly owned by Mr. Barbour, 59,801 restricted shares of common stock owned by Mr. Barbour as to which Mr. Barbour has sole voting power, and 205,884 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2020).

(8)

Includes, with respect to Scott A. Cottrill, 19,697 shares of common stock directly owned by Mr. Cottrill, 13,731 restricted shares of common stock owned by Mr. Cottrill as to which Mr. Cottrill has sole voting power, and 125,948 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2020).

(9)	Includes, with respect to Roy E. Moore, 67,000 shares of common stock directly owned by Mr. Moore and 41,655 shares of common stock owned by Mr. Moore as to which Mr. Moore has sole voting power.
(10)

Includes, with respect to Ronald R. Vitarelli, 26,074 shares of common stock directly owned by Mr. Vitarelli, 6,120 restricted shares of common stock owned by Mr. Vitarelli as to which Mr. Vitarelli has sole voting power, and 156,610 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2020).

(11)

Includes, with respect to Robert M. Klein, 413,744 shares of common stock directly owned by Mr. Klein, 6,348 restricted shares of common stock owned by Mr. Klein as to which Mr. Klein has sole voting power, and 45,537 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of March 31, 2020).

(12)

Includes, with respect to Ross M. Jones, (i) 10,507 shares of common stock directly owned by Mr. Jones, and (ii) 12,840,658 shares of common stock indirectly owned by Berkshire Partners Holdings LLC and related entities. Mr. Jones is a managing member of Berkshire Partners Holdings LLC and certain of its related entities that beneficially own shares of common stock. By virtue of the relationships described in the preceding sentences, Mr. Jones may be deemed to share beneficial ownership with respect to the shares held by Berkshire Partners Holdings LLC and related entities.  Mr. Jones disclaims beneficial ownership of the shares of common stock held by Berkshire Partners Holdings LLC and related entities, except to the extent of his pecuniary interest therein.

(13)	Includes Kevin C. Talley, Ewout Leeuwenburg and Darin S. Harvey, each of which is an executive officer but not a named executive officer.

The following table sets forth information as of May 19, 2020 with respect to the beneficial ownership of shares of ESOP Preferred Stock of the Company, all of which are owned by the ESOP.

Title of Class	Shares Beneficially Owned	Percentage of Class
ESOP Preferred Stock	21,559,132	100%

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes equity compensation plan information as of March 31, 2020 for the 2000 Incentive Stock Option Plan, the 2008 Restricted Stock Plan, the 2013 Stock Option Plan, the Director Stock Plan and the 2017 Omnibus Incentive Plan, all of which are stockholder approved.

	Equity Compensation Plan Information
Plan category	Number of shares underlying outstanding options, restricted stock units and rights	Weighted- average exercise price of shares underlying outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column)
Equity compensation plans approved by stockholders	2,204,636	$22.28	1,770,907
Equity compensation plans not approved by stockholders	—	$ —	—
Total	2,204,636	$22.28	1,770,907

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

We have entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our stockholders, including our former Chief Executive Officer. The Registration Rights Agreement grants to certain of our stockholders the right to cause us, generally at our own expense, to use our reasonable best efforts to register certain of our securities held by such stockholders for public resale, subject to certain limitations. In the event we register any of our common stock, certain of our stockholders also have the right to require us to use our reasonable best efforts to include in such registration statement shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for us to indemnify certain of our stockholders and their affiliates in connection with the registration of our common stock.

We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide the directors and senior officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. The nominating and corporate governance committee of our Board will review related party transactions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended March 31, 2019, or with respect to such fiscal year, all Section 16(a) filing requirements were met, with the exception of a late Form 4 filing on February 28, 2020 by Robert M. Klein, Executive Vice President, to report the sale of 1,310 shares of the Company’s common stock on February 21, 2020.

CORPORATE GOVERNANCE PROPOSALS

PROPOSAL FOUR: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS OVER A THREE-YEAR PERIOD

The Company’s Certificate of Incorporation and Bylaws provide for a classified board of directors divided into three classes of directors serving staggered terms of three years each. The terms of one class expire at each annual meeting. The Company originally adopted a classified Board to provide stability and continuity of directors and to encourage a long-term perspective from the Board.

As part of the Board’s ongoing evaluation of the corporate governance structures and practices of the Company, the Board considered the benefits and detriments of a classified Board versus a declassified Board with directors serving terms of only one year. In accordance with corporate governance best practices, the Board adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to declassify the Board. The Board will also amend the Company’s Bylaws to reflect declassification of the Board, contingent upon stockholder approval of this amendment to the Certificate of Incorporation. This proposal provides for a declassification of the Board over a period of three years, with full implementation at the 2023 Annual Meeting.

Background of Proposal

While classified or staggered boards have had a long and prominent history, in recent years there has been investor concern that classified boards may have the effect of reducing the accountability of directors to stockholders. Because directors serve terms of multiple years, classified boards may limit the ability of stockholders to evaluate and elect all directors on an annual basis. Election of directors is a primary means for stockholders to influence corporate governance policies and to hold directors accountable for implementing those policies. In addition, opponents of classified boards assert that a classified board discourages proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees and, therefore, can potentially erode stockholder value. As a result, it has become an emerging governance best practice that all directors be elected on an annual basis. Annually elected boards are perceived by many investors as increasing the accountability of directors to stockholders and, accordingly, increasing stockholder value. After carefully weighing these considerations, the Board has determined that it is in the best interests of the Company and our stockholders to amend the Company’s Certificate of Incorporation and Bylaws to declassify the Board.

Under Delaware law, in the absence of a classified board or cumulative voting, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The Company’s Certificate of Incorporation currently allows for the removal of a director only for cause and upon an affirmative vote of stockholders holding at least three-fourths (75%) of the outstanding shares entitled to vote at an election of directors. Accordingly, in order to ensure compliance with the Delaware General Corporation Law (“DGCL”), the proposal to declassify the Board also includes an amendment to the Company’s Certificate of Incorporation to allow stockholders to remove a director with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

Effect of Proposal

The declassification of the Board will require amendments to the Company’s Certificate of Incorporation as well as the Company’s Bylaws (the Board will amend the Bylaws contingent on the approval by the stockholders of this amendment to the Certificate of Incorporation). The full text of the proposed amendment to the Certificate of Incorporation is set forth below, where the Company has shown the changes to the relevant section with deletions indicated by strike-outs and additions indicated by bold font.

Article FIFTH Section (b) of the Company’s Certificate of Incorporation would be amended as follows:

(b) The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall ~~be classified with respect to the time for which they severally hold office into three classes, as nearly as equal in number as possible. One class’s initial term will expire at the first annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, another class’s initial term will expire at the second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, with directors of each class to~~ hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of his or her successor or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders ~~following the effectiveness of this Amended and Restated Certificate of Incorporation~~ held following the fiscal year ended March 31, 2021, subject to any rights of the holders of shares of any class of series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders ~~held in the third year following the year of their election~~. ~~In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly as equal as possible.~~ No decrease in the number of directors shall shorten the term of any incumbent director.

Article FIFTH Section (d) of the Company’s Certificate of Incorporation would be amended as follows:

(d) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, a director may be removed from office ~~only for~~

~~cause and~~ only by the affirmative vote of holders of ~~at least three-fourths (75%)~~ a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors ~~or class of directors~~.

If the proposed amendment is approved by the stockholders, the Board will be declassified over a period of three years, with full implementation at the 2023 Annual Meeting. The Class I directors elected at the 2020 Annual Meeting will serve a term of three years to expire at the 2023 Annual Meeting. The proposed amendment would not alter the existing terms of the Class II and Class III directors, whose terms expire at the 2021 Annual Meeting and 2022 Annual Meeting, respectively. At the 2021 Annual Meeting, the Class II directors will be up for election; those elected will serve a term of one year. At the 2022 Annual Meeting, the Class III directors and those directors elected at the 2021 Annual Meeting will be up for election; those elected will serve a term of one year. At the 2023 Annual Meeting, the Class I directors and all other directors will be up for election; those elected will serve a term of one year.

Any directors elected by the Board to fill vacancies left by any directors elected at the 2020 Annual Meeting will serve terms set to expire at the 2023 Annual Meeting. Directors elected by the Board to fill any other vacancies or any additional directorship resulting from an increase in the number of directors will serve a term set to expire at the next annual meeting. Further, effective upon the filing of the Certificate of Amendment referred to below, all directors will be subject to removal with or without cause upon the affirmative vote of holders of a majority of the shares entitled to vote at an election of directors.

If approved, these changes will become effective upon the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the 2020 Annual Meeting.

If the proposed amendment is not approved by the stockholders, the Company’s Certificate of Incorporation and Bylaws will not be amended as set forth above; the Board will remain classified and staggered, with directors divided into three classes and serving three-year terms; and directors will continue to be subject to removal only for cause and with the affirmative vote of stockholders holding at least three-fourths (75%) of the Company’s outstanding stock.

Vote Required for Approval

The affirmative vote of stockholders holding at least three-fourths (75%) of the outstanding shares of capital stock entitled to vote in the election of directors is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Board Recommendation

The Board recommends that you vote “FOR” an amendment to the Company’s Certificate of Incorporation to declassify the Board so that directors elected on or after the 2021 Annual Meeting serve for one-year terms and so that directors are subject to removal with or without cause upon the affirmative vote of holders of a majority of the shares entitled to vote at an election of directors. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

PROPOSAL FIVE: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO ELIMINATE PROVISIONS REQUIRING SUPERMAJORITY STOCKHOLDER APPROVAL TO AMEND ALL BUT CERTAIN LIMITED PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND TO AMEND THE BYLAWS

The Company’s Certificate of Incorporation provides that an amendment to certain provisions of the Certificate of Incorporation, as well as an amendment to the Company’s Bylaws or Certificate of Incorporation that is inconsistent with those provisions of the Certificate of Incorporation, requires the affirmative vote of stockholders holding at least three-fourths (75%) of the outstanding capital stock of the Company entitled to vote in the election of directors. The provisions of the Company’s Certificate of Incorporation subject to this supermajority stockholder approval requirement include, but are not limited to:

•

Article FIFTH, regarding the management of the Company, including the number of directors that constitute the Board, the term length for directors, the election of directors, removal of directors, the filling of vacancies in the Board, the general powers and authority of the Board, the limitation on personal liability of directors, and indemnification of directors;

•	Article SIXTH, limiting the stockholders’ ability to act by written consent;
•	Article SEVENTH, regarding special meetings of the stockholders;
•	Article EIGHTH, disclaiming the applicability of Section 203(b)(3) of the DGCL regarding certain business transactions with interested stockholders (as defined in the DGCL);
•	Article TENTH, regarding amendments to the foregoing and the following provisions of the Company’s Certificate of Incorporation;
•	Article ELEVENTH, regarding amendments to the Company’s Bylaws; and
•

Article TWELFTH, establishing the Court of Chancery of the State of Delaware as the exclusive forum for certain actions and claims involving the Company or its directors, officers, employees or agents (collectively, the “Subject Articles”).

The foregoing description of the Subject Articles is qualified in its entirety by reference to the text of the Company’s Certificate of Incorporation. The Company’s Bylaws reiterate the requirement that the stockholders can amend any provision of the Company’s Bylaws with the affirmative vote of stockholders holding at least three-fourths (75%) of the Company’s outstanding capital stock.

As part of the Board’s initiative to enact governance changes, as appropriate, to increase the rights and power of the Company’s stockholders, the Board adopted, subject to stockholder approval, amendments to the Company’s Certificate of Incorporation lowering the stockholder approval necessary to amend the Subject Articles and the Company’s Bylaws to the affirmative vote of holders of a majority of the shares entitled to vote at an election of directors. The Board will also amend the Company’s Bylaws to lower the stockholder approval necessary for the stockholders to amend the Bylaws to the affirmative vote of holders of a majority of the shares entitled to vote at an election of directors, contingent upon stockholder approval of this proposal to amend the Company’s Certificate of Incorporation.

Background of Proposal

After thorough analysis of current governance best practices and careful consideration of the advantages and disadvantages of supermajority stockholder approval requirements, the Board has determined that it is in the best interests of the Company and the stockholders to lower these stockholder approval requirements to the affirmative vote of holders of a majority of the shares entitled to vote at an election of directors. Because the affirmative vote of holders of a majority of the shares entitled to vote at an election of directors would still be required to amend the Subject Articles, amend the Bylaws or Certificate of Incorporation in a manner inconsistent with the Subject Articles, or effect an amendment to the Bylaws by the stockholders, the Board believes that the proposed amendments afford sufficient protection of the stockholders’ interests while being responsive to the prevailing views regarding corporate governance best practices.

The proposed amendment will not amend or affect the stockholder approval threshold required to amend Article NINTH, which governs approval of certain strategic business transactions, including reorganizations, conversions, mergers, sales of substantially all assets and dissolution of the Company. Pursuant to Article NINTH, those transactions, unless approved by at least three-fourths (75%) of the directors then in office, must be approved by the affirmative vote of stockholders owning at least three-fourths (75%) of the Company’s outstanding shares entitled to vote at an election of directors. Amendments by the stockholders to Article NINTH will continue to require approval of stockholders owning at least three-fourths (75%) of the Company’s outstanding shares entitled to vote at an election of directors.

Effect of Proposal

This proposal will require amendments to the Company’s Certificate of Incorporation as well as the Company’s Bylaws (the Board will amend the Bylaws to effect this proposal, to the extent applicable, contingent on the stockholders’ approval of the amendments to the Certificate of Incorporation). The full text of the proposed amendments to the Certificate of Incorporation is set forth below, where the Company has shown the changes to the relevant sections with deletions indicated by strike-outs and additions indicated by bold font.

TENTH:  Amendment of Certificate of Incorporation.  The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article FIFTH, Section (g) or Section (h) shall not adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of ~~any of~~ Article~~s FIFTH, SIXTH, SEVENTH, EIGHTH,~~ NINTH~~,~~ or this sentence of this Article TENTH ~~or Articles ELEVENTH or TWELFTH~~ may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, such amendment, alteration or repeal is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least three-fourths (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ELEVENTH:  Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to amend, alter or repeal the bylaws. Any amendment, alteration or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of three-fourths (75%) of the total number of Directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation, provided that any such action will require the affirmative vote of the holders of ~~at least three-fourths (75%)~~ a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

If this proposal is approved by the stockholders, (i) amendments to the Subject Articles of the Certificate of Incorporation, (ii) amendments to the Certificate of Incorporation or Bylaws inconsistent with the Subject Articles, and (iii) amendments to the Bylaws initiated by the stockholders, will each require the affirmative vote of holders of a majority of the shares entitled to vote at an election of directors. This change will take effect upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the 2020 Annual Meeting. If this proposal is not approved, the Certificate of Incorporation and Bylaws will not be amended as set forth above and the supermajority stockholder approval requirements with respect to amendments of the Subject Articles and amendments to the Bylaws will remain.

Vote Required for Approval

The affirmative vote of stockholders holding at least three-fourths (75%) of the outstanding shares of capital stock entitled to vote in the election of directors is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Board Recommendation

The Board recommends that you vote “FOR” amendments to the Company’s Certificate of Incorporation to eliminate provisions requiring supermajority stockholder approval to amend the Subject Articles and Bylaws. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2021 Annual Meeting and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, no later than February 9, 2021, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Company’s Bylaws. These provisions require a stockholder to provide certain information required by the Company’s Bylaws with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the stockholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the stockholder (and certain affiliates), and (d) descriptions of any material interests of the stockholder (and certain affiliates) in the proposed business and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the proposed business.

Any stockholder who intends to present a proposal at the 2021 Annual Meeting other than for inclusion in the Company’s proxy statement and form of proxy must comply with the advance notice provisions in the Company’s Bylaws. In addition, these provisions require that such stockholder deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the current date of the 2020 Annual Meeting, a proposal for the 2021 Annual Meeting must be delivered no earlier than March 25, 2021 or later than April 24, 2021 to be timely. The Company reserves the right to exercise discretionary voting authority on the proposal if a stockholder submits the proposal earlier than March 25, 2021 or later than April 24, 2021.

MISCELLANEOUS

The Company will bear the cost of preparing this proxy statement, with the affiliated proxy materials and other instruments. The Company will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to the Company shares. Directors, officers and other employees of the Company, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Proxies may be solicited by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be made available to stockholders on or about June 9, 2020.

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

ADVANCED DRAINAGE SYSTEMS, INC.

Scott A. Cottrill
Secretary

June [  ], 2020

Annex A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED DRAINAGE SYSTEMS, INC.

ADVANCED DRAINAGE SYSTEMS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation, at a meeting duly convened and held, adopted the following resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”):

1.RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, subject to approval of the stockholders of the Corporation, Article FIFTH Section (b) of the Certificate of Incorporation is hereby amended and restated in its entirety and replaced with the following:

(b) The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of his or her successor or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders held following the fiscal year ended March 31, 2021, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors shall shorten the term of any incumbent director.

2.RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, subject to the approval of the stockholders of the Corporation, Article FIFTH Section (d) of the Certificate of Incorporation is hereby amended and restated in its entirety and replaced with the following:

(d) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, a director may be removed from office only by the affirmative vote of holders of a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors.

3.RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, subject to the approval of the stockholders of the Corporation, Article TENTH of the Certificate of Incorporation is hereby amended and restated in its entirety and replaced with the following:

TENTH:  Amendment of Certificate of Incorporation.  The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article FIFTH, Section (g) or Section (h) shall not adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article NINTH or this sentence of Article TENTH may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, such amendment, alteration or repeal is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least three-fourths (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

4.RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, subject to the approval of the stockholders of the Corporation, Article ELEVENTH of the Certificate of Incorporation is hereby amended and restated in its entirety and replaced with the following:

ELEVENTH:  Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to amend, alter or repeal the bylaws. Any amendment, alteration or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of three-fourths (75%) of the total number of Directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation, provided that any such action will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

SECOND:  That, by the affirmative vote of the holders of at least three-fourths (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at the annual meeting of the stockholders of the Corporation duly called for that purpose and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation adopted and approved the aforesaid amendments to the Certificate of Incorporation.

THIRD:  That the aforesaid amendments to the Certificate of Incorporation were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ADVANCED DRAINAGE SYSTEMS, INC. has caused this Certificate of Amendment to be executed by D. Scott Barbour, President and Chief Executive Officer of the Corporation, this [__] day of July, 2020.

ADVANCED DRAINAGE SYSTEMS, INC.

By:

D. Scott Barbour, President and

Chief Executive Officer

ADVANCED DRAINAGE SYSTEMS, INC./WMS
4640 TRUEMAN BLVD.
HILLIARD, OH 43026

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WMS2020**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D18742-P40408 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ADVANCED DRAINAGE SYSTEMS, INC./WMS

The Board of Directors recommends you vote FOR all of the nominees listed and FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
1. Election of Directors			
1a. D. Scott Barbour	☐	☐	☐
1b. Michael B. Coleman	☐	☐	☐
1c. Tanya Fratto	☐	☐	☐
1d. Carl A. Nelson, Jr.	☐	☐	☐
1e. Anesa T. Chaibi	☐	☐	☐
2. Approval, in a non-binding advisory vote, of the compensation for named executive officers.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for fiscal year 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SS[

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

D18743-P40408

ADVANCED DRAINAGE SYSTEMS, INC./WMS
Annual Meeting of Stockholders
Thursday, July 23, 2020 10:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints D. Scott Barbour and Scott A. Cottrill, and each of them, with respect to any shares of common stock held by the undersigned as proxies to attend the annual meeting of stockholders of the Company to be held virtually on Thursday, July 23, 2020 at 10:00 a.m., Eastern Time, and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors and FOR the recommendations of the Board of Directors on proposals 2, 3, 4 and 5.

IMPORTANT NOTICE TO PARTICIPANTS IN THE ADVANCED DRAINAGE SYSTEMS, INC. EMPLOYEE STOCK OWNERSHIP PLAN

This proxy also provides voting instructions for shares of the ESOP Preferred Stock held by the Trustee of the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and its related trust ("ESOP") and directs such Trustee to vote all shares of the ESOP Preferred Stock held for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If no instructions are given or if your voting instructions are not received on or before 11:59 p.m. ET on July 17, 2020, the cut-off date for purposes of providing voting instructions for the ESOP Preferred Stock, the Trustee will vote the uninstructed shares of the ESOP Preferred Stock in its discretion, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended.

Votes should be received by the Company's proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on July 22, 2020, for shares of common stock to be voted and 11:59 p.m. ET on July 17, 2020, for the Trustee to vote the ESOP Preferred Stock. Broadridge will report separately to the proxies identified above and to the Trustee of the ESOP as to proxies received and voting instructions provided, respectively.

Continued and to be signed on reverse side